UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): August 12, 2010 (August 11, 2010)

JINHAO MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Nevada	000-52482	20-2308107
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

Dawang Industrial Park
Hi-Tech Exploit Area
Zhaoqing City, Guangdong 526238
People’s Republic of China
(Address of principal executive offices)

(86) 7583625628
(Registrant's telephone number, including area code)

2601 E. Turquoise Drive
Phoenix, AZ 85028
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This report contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” below. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

  our anticipated growth strategies and our ability to manage the expansion of our business operations effectively;
  our ability to maintain or increase our market share in the competitive markets in which we do business;
  our ability to keep up with rapidly changing technologies and evolving industry standards, including our ability to achieve technological advances;
  our dependence on the growth in demand for the end applications that are powered by our products;
  our ability to diversify our product offerings and capture new market opportunities;
  our ability to source our needs for skilled labor, machinery and raw materials economically;
  the loss of key members of our senior management; and
  Uncertainties with respect to the PRC legal and regulatory environment.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this report and the documents that we reference and filed as exhibits to this report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Use of Certain Defined Terms

Except where the context otherwise requires and for the purposes of this report only:

  the “Company,” “we,” “us,” and “our” refer to the combined business of Jinhao Motor Company, a Nevada corporation (formerly, Georgia International Mining Corp.), and its subsidiaries, Jinhao Power Holdings Ltd., a BVI limited company, or “Jinhao Power”, Jinhao Motorcycle Company Limited, or “Jinhao Motorcycle,” a Hong Kong company, Jinhao New Energy (Zhaoqing) Development Co., Ltd., or “New Energy,” a PRC company, and New Energy’s 49% minority-owned subsidiary and variable interest entity, through its contractual arrangements with Haoyan, Guangdong Jinhao Motorcycle Co, Ltd., or “Guangdong Jinhao,” a PRC limited company, as the case may be;
  “BVI” refers to the British Virgin Islands;
  “Exchange Act” refers the Securities Exchange Act of 1934, as amended;
  “Haoyan” refers to Zhaoqing Haoyan Industrial Co., Ltd., the holder of 51% of the equity interest in Guangdong Jinhao, our variable interest entity;
  “Hong Kong” refers to the Hong Kong Special Administrative Region of the People's Republic of China;
  “PRC,” “China,” and “Chinese,” refer to the People's Republic of China;
  “Renminbi” and “RMB” refer to the legal currency of China;
  “SEC” refers to the Securities and Exchange Commission;
  “Securities Act” refers to the Securities Act of 1933, as amended; and
  “U.S. dollars,” “dollars”, “USD” and “$” refer to the legal currency of the United States.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 11, 2010, we entered into and closed a share exchange agreement, or the Share Exchange Agreement, with Jinhao Power, its sole shareholder, Mr. Chak Shing Tsoi, and Mr. Mark Hague, pursuant to which we acquired 100% of the issued and outstanding capital stock of Jinhao Power in exchange for 45,600,418 shares of our common stock, par value $0.001, which constituted 95% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement and after giving effect to the Share Purchase Agreement described below.

As a condition precedent to the consummation of the Share Exchange Agreement, on August 11, 2010, we entered into a share purchase agreement, or the Share Purchase Agreement, with Mr. Mark Hague, our controlling stockholder, whereby Mr. Hague agreed to the cancellation of 2,479,523 shares of our common stock owned by him as well as $152,193 debt owed to him, in exchange for all of the shares of our subsidiary, EG Gold Mines, Inc. Upon the closing of the Share Purchase Agreement with Mr. Hague, EG Gold Mines, Inc, is no longer our subsidiary.

The foregoing description of the terms of the Share Exchange Agreement and Share Purchase Agreement is qualified in its entirety by reference to the provisions of the agreements filed as Exhibit 2.1 and 10.1 to this report, which are incorporated by reference herein.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On August 11, 2010, we completed the acquisition of Jinhao Power pursuant to the Share Exchange Agreement described in Item 1.01 above. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein Jinhao Motor Company is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, on August 11, 2010, we acquired Jinhao Power in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as we were immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.

Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the combined enterprises after the acquisition of Jinhao Power, except that information relating to periods prior to the date of the reverse acquisition only relate to Jinhao Power unless otherwise specifically indicated.

DESCRIPTION OF BUSINESS

Business Overview

We are mainly engaged in the production and distribution of motorcycles and small engines to domestic and overseas markets. The domestic market accounts for approximately 21.37% of our sales, with the overseas market, primarily Afghanistan, Pakistan, Bangladesh, Lebanon, Egypt, Libya, Angola, Kenya, Venezuela, and Republic of Dominica, making up the remaining 78.63% of sales.

We intend to expand into the electric vehicle segment. We have launched a production line and delivered our first order in October 2009. We invested over $45 million into R&D for electric vehicles, and have entered into exclusive patent license agreements for 3 patents to be used in the planned production of electric vehicles. We have signed a sales agency agreement with six distributors across China, and overseas we have signed sales contract with buyers from Spain, Finland, Italy, Chile and Thailand. We are also focused on developing distribution channels with EU Countries and the United States.

Our head office is located in Zhaoqing, Guangdong Province. Our manufacturing plant is well established with good access to ground, air and water transportation.

Our Corporate History and Background

We were originally organized under the laws of the State of Nevada, on January 19, 2005, as Georgia International Mining Corporation, or GIMC. From our inception, we were engaged in various business endeavours, including mining. Prior to the end of our fiscal year ended December 31, 2009, we decided to redirect our business focus towards identifying and pursuing options regarding the development of a new business plan and direction.

From September 30, 2007 through to the date of our reverse acquisition, discussed below, we were a designated shell company with minimal operations. On April 9, 2010, we changed our name to Jinhao Motor Company.

Reverse Acquisition of Jinhao Power

On August 11, 2010, we completed a reverse acquisition transaction with Jinhao Power, pursuant to which we acquired 100% of the issued and outstanding capital stock of Jinhao Power in exchange for 45,600,418 shares of our common stock, par value $0.001, which constituted 95% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the reverse acquisition and after giving effect to a cancellation of 2,479,523 shares of our common stock by our former director and officer on the same day pursuant to a share purchase agreement.

Upon the closing of the reverse acquisition on August 11, 2010, Mr. Ed Forister, our sole director and officer, submitted a resignation letter pursuant to which he resigned from all offices that he held effective immediately and from his position as our director that will become effective on the tenth day following our mailing of an information statement complying with the requirements of Section 14f-1 of the Exchange Act, or the Information Statement, to our stockholders, which will be mailed on or about August 13, 2010. On the same date, our board of directors increased its size from one to six members and appointed Mr. Chak Shing Tsoi, Mr. John Chen, Mr. Stewart Ballard, Dr. Brian Peacock, Mr. Rodger Spainhower, Sr. and Dr. John Shen, to fill the vacancies created by such increase and Mr. Forister’s resignation. Mr. Tsoi’s appointment became effective upon the closing of the reverse acquisition on August 11, 2010, and the remaining appointments will become effective upon the tenth day following our mailing of the Information Statement to our stockholders. In addition, our board of directors appointed Mr. Tsoi to serve as our Chief Executive Officer, Mr. John Shen to serve as our President, and Hai Ming Liu to serve as our Director of Finance and acting Chief Financial Officer, effective immediately at the closing of the reverse acquisition.

As a result of the reverse acquisition, we have assumed the business and operations of Jinhao Power and its subsidiaries.

For accounting purposes, the reverse acquisition transaction with Jinhao Power was treated as a reverse acquisition, with Jinhao Power as the acquirer and Jinhao Motor Company as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Jinhao Power.

Our Corporate Structure

All of our business operations are conducted through our wholly-owned Chinese subsidiary, New Energy, and our variable interest entity, Guangdong Jinhao.

On July 19, 2010, Guangdong Jinhao, our 49% minority-owned subsidiary, entered into a series of contractual agreements, or the VIE Agreements, with Haoyan, the 51% equity holder of Guangdong Jinhao and New Energy, our wholly-owned PRC subsidiary, pursuant to which Guangdong Jinhao became our variable interest entity, or VIE. The VIE structure is a common structure used to acquire PRC companies, particularly in certain industries where foreign investment is restricted or forbidden by the PRC government. The VIE Agreements include the following arrangements:

(1) a Shareholder’s Right Proxy and Operation Management Services Agreement, or the MSA, through which (a) Haoyan vested its control over Guangdong Jinhao to New Energy; and (b) New Energy has the right to (i) manage the business and operations of Guangdong Jinhao for Haoyan exclusively, (ii) nominate and replace Guangdong Jinhao directors, and (iii) collect and own 51% of before-tax profits as a management fee in consideration for its services under the MSA and bear the 51% of the operation risks and loss of Guangdong Jinhao accordingly;

(2) a Shares Pledge Agreement under which Haoyan has pledged all of its shares, contribution and interests in Guangdong Jinhao to New Energy as a guarantee Haoyan’s performance of its obligations under the MSA; and

(3) an Exclusive Option Agreement under which Haoyan and Guangdong Jinhao have granted to New Energy the irrevocable right and option to acquire all of Haoyan’s equity interests in Guangdong Jinhao for an exercise price to be determined by New Energy and Haoyan based on the circumstances.

As a result of the foregoing structure, we control 100% of Guangdong Jinhao, have a right to all its revenues and are responsible for all its expenses.

The foregoing description of the terms of the MSA, the Share Pledge Agreement and the Exclusive Option Agreement is qualified in its entirety be reference to the provisions of the agreements filed hereto as Exhibit 10.5, 10.6, and 10.7.

The chart below presents our corporate structure:

Jinhao Motor Company
(Nevada)
100%
Jinhao Power Holdings Ltd.
(British Virgin Islands)
100%
Jinhao Motorcycle Co., Ltd.
(Hong Kong)
Offshore
China
100%
Jinhao New Energy (Zhaoqing) Development Co., Ltd.
(People's Republic of China)
49%
Zhaoqing Haoyan Industrial Co., Ltd.
(People's Republic of China)
VIE Arrangement
Guangdong Jinhao Motorcycle Co., Ltd.
(People's Republic of China)
51%

Our principal executive office is located at Dawang Industrial Park, Hi- Tech Exploit Area, Zhaoqing City, Guangdong, 526238, People's Republic of China. The telephone number at our principal executive office is (+86) 758 3625628.

Our Industry

The motorcycle industry is a highly competitive sector, both locally and internationally. Our motorcycles are sold to domestic and international markets, including in Southeast Asia, Africa, the Middle East, Central America and South America. In 2008 and 2009, our exporting sales accounted for 80% of total sales while domestic sales accounted for 20%.

According to a publication by Freedonia Research, World Motorcycles (including Electric Bicycles and Mopeds), published August 1, 2009, or the Freedonia Report, the global demand for motorcycles is forecast to rise 7.6% per year through 2013 to 114 million units. We believe that rising living standards in the developing world are making motorcycles a more affordable alternative to walking, bicycling and mass transit. Higher energy prices, along with a rebound in economic growth after the global recessionary that began in 2008, are also expected to contribute to motorcycle market gains in both developing and developed areas. According to the Freedonia Report, product sales are expected to expand at a slower pace in value terms, climbing 7.2% annually to $66.6 billion in 2013, because of an expected decline in sales-weighted prices. We expect that some offsetting support will be provided by the introduction of new models equipped with sophisticated emissions control systems and increased sales of machines with more features, boosting motorcycle dollar demand.

According to the Freedonia Report, the strongest market advances through 2013 are expected to be registered by the African and Mideast regions. The Asia/Pacific region is expected to post the second strongest gains, followed by Eastern Europe (rising from a very small current market base) and Latin America. China alone is expected to account for 55% of all additional product demand through 2013, solidifying its position as the biggest national market for motorcycles. Growth is also expected to be healthy in lower volume markets such as Nigeria, the Philippines, Vietnam and Indonesia. Product demand is expected to expand at a more moderate rate in developed countries, where automobiles and other light vehicles are the primary form of personal transportation, and motorcycles are generally considered to be luxury goods used for recreational purposes. Nevertheless, we believe that high energy prices, city center congestion (especially in Western Europe) and personal income growth will provide some impetus to motorcycle sales advances in these areas.

In China, according to the China Association of Automotive Manufactures, the motorcycle industry has generated a sales output of RMB 77.2 billion (or approximately $11.35 billion) from January 2009 through September 2009, a decrease of 9.51% compared the same period last year. Overall, in the domestic market, the market focus is shifting from consumer bases in large and middle-sized cities to those in small-sized cities and rural areas.

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively in, and to capitalize on the growth of, the global motorcycle and electric vehicle market:

  Strong R&D capabilities. We place a strong emphasis on R&D, particularly on technological innovation and the development of our electric vehicle product line. We have established a dedicated R&D team to continually improving and upgrading our products. Our strong R&D capabilities have enabled us to submit our application to the National High-tech R&D Program (863 Program).

  China-based, low-cost manufacturing model. We conduct all of our manufacturing activities in Zhaoqing City, Guangdong. Our access to China's abundant supply of skilled and low-cost labor, as well as our ability to source raw materials, equipment, land and manufacturing facilities locally and economically, has considerably lowered our operating cost and expenses as a percentage of revenues.

  Optimal use of efficiency machinery in production process. We selectively use automation in our manufacturing process to ensure high uniformity and precision in our products while maintaining our cost-competitive advantage. As a fully automated production line is very expensive, we tailor our semi-automated solution based on stages of the manufacturing process and product attributes. We use efficiency machinery in key stages of the manufacturing process while using manual labor for other stages to take advantage of the availability of low-cost, skilled labor in China. We believe this considerably reduces our capital expenditure requirements.

  Experienced management team with proven operational record. We have an experienced management team. Mr. Chak Shing Tsoi, our Chairman and Chief Executive Officer, has extensive management and over 30 years of international trade experience. Mr. John Shen, our President, also has extensive management experience, and Mr. Hai Ming Liu, our Director of Finance and acting Chief Financial Officer, is a chartered accountant with over 18 years of working experience in the accounting and finance field, thirteen of which were spent at one of the Big Four accounting firms.

Our Growth Strategy

Motorcycles

We intend to achieve growth by pursuing the following strategies:

  Focus on key markets. Africa continues to present strong growth opportunities, with increasing demand for our motorcycle products. We are also rapidly developing the most promising newer market of Latin America. Domestically, our main market is the countryside, and we are actively participating in the “Motorcycles Go to the Countryside” sales plan hosted by the PRC Ministry of Commerce.

  Expand motorcycle product offerings. We will continue to develop new products, improve the proprietary technology, upgrade aesthetic styles, enrich the variety of product offerings, all to attract new customers and take the lead in occupying growing markets.

  Enhance leading-edge technology through continual innovation. We will continue committing substantial resources to research and development in order to improve our technologies and develop new products. In particular, our efforts will focus on (1) developing more advanced technologies to increase our productivity and efficiency in the manufacturing process and reduce the per unit cost of production; (2) developing and commercializing cost-effective and easily available substitute materials; (3) enhancing our product quality, reliability and features to satisfy stringent manufacturing requirements and to keep abreast of rapidly changing industry standards and evolving market trends; and (4) cooperating closely with our partners to develop new motorcycle markets.

  Continue our cost leadership through yield improvements and refining our manufacturing process. We believe that cost-effectiveness will be critical to our future success in an increasingly price-sensitive market. We intend to achieve greater economies of scale by expanding our production capacity. We will also focus on enhancing our yields by reducing our defect ratio through continual worker training and strict raw material quality control, and refining our semi-automated manufacturing process. We intend to increase our productivity and efficiency in the manufacturing process and reduce the per unit cost of production through the use of advanced technologies. We also will continue our development and commercialization of motorcycles that utilize cost-effective and easily available substitute materials for expensive raw materials.

Electric Vehicles

We believe we are well positioned to take advantage of the opportunities presented by growing market demand for electric vehicles. Our goal is to build on our existing strengths to become a global leader in the development and manufacturing of electric vehicles. We intend to achieve this objective by pursuing the following strategies:

  Expand electric vehicle production capacity. We are experiencing increasing demand for our products from our existing customer base, new customer opportunities and new industry segments. We have a large backlog of opportunities that currently cannot be executed due to manufacturing capacity constraints. Our electric vehicle has been tested successfully, as our production plan covering 215,278.2 square feet has been built, and the production and inspection lines are currently undergoing testing; within the near future, we will produce 10,000 units of electric vehicle annually to fulfill customer demand.

  Expand Electric Vehicle Product Offerings. We are continually developing new electric vehicle products. There are a number of applications in the domestic Chinese market and the export market, and our high-quality electric vehicle is ideal for each of these segments.

  Define identical acquisition target. We intend to acquire suitable automobile production enterprises of class commercial vehicle manufacturers to enhance our brand name, enlarge our production capacity, and list our electric vehicle to the “National Vehicle Manufacturers and Product Announcement” in order to enhance our brand name and exposure and create access to the on-road vehicles segment

Our Products

We develop and manufacture various types of motorcycles, especially gasoline-powered motorcycles, which are used in a wide range of international markets. Our motorcycles can be classified into 21 types based on their engine size. The 100, 125, 150cc engines are smaller in size and are commonly used in rural international markets. Our 200 and 250cc engine motorcycles are larger in size and commonly used in urban international markets. All models are single cylinder, air-cooled engine, with maximum speed between 80km/h to 93km/h.

In 2006, we began a research and development consortium of electric vehicles. In 2008, we officially announced an electric vehicle production project, and in 2009 we established an electric vehicle manufacturing plant. We have developed and manufactured prototypes of two models of electric vehicles, a compact two-door and a mid-size four-door, both of which are used in city and highway environments.

We also manufacture off-road battery cars, such as sight-seeing, police patrol, and golf cars. All models are for short range/ low speed purposes with a maximum speed of approximately 50km/h, and use lead-acid batteries as energy source. Since October 2009, we have delivered over 1,500 units of electric vehicles and battery cars to our customers both domestically and internationally. As we expand our production capacity and add new product lines in response to evolving market demands, we will derive an increasing portion of our revenues from our new product lines.

Manufacturing

Manufacturing motorcycles and electric vehicle is a technologically complicated and capital-intensive process that requires the coordinated use of machinery and raw materials at various stages of manufacturing. The primary raw materials used in production of motorcycles include engine units, wheels, oil tanks, plates and other hardware. The primary raw materials used in the production of electric vehicles include steering system units, electric control units, batteries and other raw materials.

We have adopted a semi-automated manufacturing process. We use high efficiency machinery to process key aspects of the manufacturing process to ensure high uniformity and precision, while leaving the non-key aspects of the manufacturing process to manual labor. We intend to further improve our production lines. As we have easy access to an ample supply of low-cost skilled labor, we believe our unique semi-automated manufacturing process will enable us to achieve desired cost-competitiveness by substantially lowering our manufacturing cost without compromising our product quality and uniformity.

For the last few years, we have been expanding our manufacturing capacity to meet the growing market demand for electric vehicles and motorcycle products. As the increasingly intense competition in our industry has driven down the per unit profit margins of our products, we strive to continue investing heavily in our manufacturing infrastructure to further increase our manufacturing capacity, enabling us to lower the per unit cost of our products and thereby maintaining our expected level of profitability as a whole.

Quality Assurance

We enforce strict quality assurance procedures throughout all stages of the manufacturing process. We have four levels of controls to monitor and maintain our product quality: design controls, process controls, material inflow controls and output controls. Our design controls ensure that there are no defects in the design and structure of our products. Our process controls consist of a point check system from the beginning through the end of our production process. Our material inflow controls assure that we obtain our raw materials at a consistent level of quality. We have a quality control team in force; they are responsible for testing the overall end product, e.g. functionality of the brakes, electricity and safety component. We also provide ongoing training to our employees to ensure effective application of our quality assurance procedures.

The Company’s production in motorcycle and engine are fully compliant with the national standards of China’s Compulsory Product Certification Scheme.

The Chinese national standard for electric vehicles is not yet officially issued, so quality control is currently subject to the practice of each individual company. We have decided to apply the reference standards that are provided by the Ministry of Industry and Information Technology of the People's Republic of China

Suppliers

We have built a comprehensive supply chain of materials and equipment. The primary raw materials used in manufacturing of electric vehicles and motorcycles include batteries, engine units and other items. Cost of these raw materials is a key factor in pricing our products. We believe that there is an ample supply of most of the raw materials we need in China. We are seeking to identify alternative raw material suppliers to the extent there are viable alternatives and to expand our use of such alternative raw materials. We have also restructured our operations in an effort to streamline corporate resources and improve internal efficiency, with a particular focus on manufacturing and sales. To ensure the quality of our suppliers, we use only those suppliers who have demonstrated quality control and reliability.

We aim to maintain multiple supply sources for each of our key raw materials to ensure that supply problems with any one supplier will not materially disrupt our operations. In addition, we strive to develop strategic relationships with new suppliers to secure a stable supply of materials and introduce competition in our supply chain, thereby increasing our ability to negotiate a better pricing and reducing our exposure to possible price fluctuations.

Our economies of scale enable us to purchase materials in large volumes, offering us leverage to secure better pricing, and to a lesser degree, increase the extent to which our suppliers rely on our purchase orders. We believe this relationship of mutual reliance will enable us to reduce our exposure to possible price fluctuations.

As of December 31, 2009, our key raw material suppliers for our motorcycle division were as follows:

		% of Raw
Part	Main Suppliers	Materials
Engine	Changqing ChongTian Power Machinery Company Limited, Chongqing, China	31.32
Wheels	Yongkang ChenGuang Aluminum Co. Ltd., Jinhua City, Zhejiang, China	10.89
Standard Items	Wenshou YiSen Standard Parts Factory, Wenzhou City, Zhejiang, China	6.16
Tires	Dongguan HuaCheng Tires Co., Ltd., Dongguan, Guangdong, China	6.29
Horn, Noise Reduction Equipment	Foshan LiPai Motorcycle Parts Co. Ltd., Foshan, Guangdong, China	5.67
Lighting Equipment	Guangzhou Panyu YongJia Motorcycle Parts Co. Ltd., Guangzhou, Guangdong, China	5.72
Oil Tank, Coating Parts, Engraving Plates	Foshan Nanhai Lishui FuTian Hardware Factory, Foshan, Guangdong, China	5.99
Frame	Foshan JiHao Metal Products Co. Ltd., Foshan, Guangdong, China	5.75
Electric Components	Foshan RuiGuo Electric Components Co. Ltd., Foshan, Guangdong, China	5.72
Hardware	Foshan Nanhai DaiLiZiDong Hardware Factory, Foshan, Guangdong, China	5.20

As of December 31, 2009, we purchased our key equipment from the following suppliers for electric vehicles and battery cars:

		% of Raw
Part	Main Suppliers	Materials
Steering System Unit	Zhejiang HuangYanYuanQiao JiYi Pattern Factory, Taizhou, Zhejiang, China	.49
Rear Axle Unit	Shenzhen LuMing Mechanical Equipment Technology Co. Ltd., Shenzhen, Guangdong, China	2.80
Front Brake Unite	Jiangmen HongLi Rear-View Mirror Industrial Co. Ltd., Jiangmen, Guangdong, China	1.31
Electric Machinery	Zhuhai ZhongLi Auto Material Co. Ltd (Zhaoqing Branch), Zhaoqing. Guangdong, China	3.04
Electric Control Unit	JianTai Rubber (Shenzhen) Co., Ltd., Shenzhen, Guangdong, China	15.09
Battery	Zhaoqing EverGreen Battery Co., Ltd., Zhaoqing, Guangdong, China	26.34
Charge System Unit	Guangzhou KeNeng Electric Components Co. Ltd., Guangzhou, Guangdong, China	6.15
External Decoration	Taizhou HuaCheng Plastic Co., Ltd., Taizhou, Zhejiang, China	7.60
Oil Paints	Foshan Nanhai JiangShan Paints Co., Ltd., Foshan, Guangdong, China	3.85
Frame	Foshan Nanhai ZhenTai Metal Products Co. Ltd., Foshan, Guangdong, China	3.61
Chassis Hardware	Zhaoqing JunDa Electric Components Co., Ltd., Zhaoqing, Guangdong, China	9.65
External Decoration	Guangdong HuaXun Industrial Co., Ltd., Guangzhou, Guangdong, China	15.02
Electrical Machinery	Shenzhen Thunder Sky Energy Group Limited, Shenzhen, Guangdong, China	5.05

Customers

We sell our products domestically and internationally. For our international sales, we sell our products directly to key distributors, particularly within the target markets of the Middle East and Africa. The table below lists our top ten customers in 2009.

	Region	Country	Company	% of total sales
1	Africa	Cairo, Egypt	Keweseki Motor	10.17%
2	Africa	Gisa, Egypt	Hanco Import & Export	8.34%
3	Africa	Cairo, Egypt	Atlantes Group	8.07%
4	Africa	Luanda, Angola	Grupo TransNova Limitada	5.70%
5	Middle East	Beirut, Lebanon	Hammoud Motors	5.25%
6	Middle East	Beirut, Lebanon	MSCO General Trading	4.86%
7	Africa	Nairobi, Kenya	Hualong Import Export	3.02%
8	Middle East	Lattakia, Syria	Ahmad Alwish General Trading	2.79%
9	Middle East	Damascus, Syria	The Trade and Industry Co. Abou Chaar	2.63%
10	Africa	Ouagadougou, Burkina Faso	West African Trading and Manufactures	1.85%
Total				52.68%

Sales and Marketing

We have built an extensive sales and service network in Asia, Africa, Europe, the Middle East, and Latin America, boosted by our strong presence in China's economically prosperous coastal regions where we generate a significant portion of our sales. Our internal trade department is responsible for our sales and post-sales services to our worldwide customers, and each of our sales staff is assigned in a designated area to conduct and handle sales orders and requests of post-sales services. We offer different price incentives to encourage large-volume and long-term customers. Our sales staffs’ works closely with our customers to understand their needs and provide feedback to us so that we can better address their needs and improve the quality and features of our products.

We engage in marketing activities such as attending industry-specific conferences and exhibitions to promote our products and brand name. We also advertise in industry journals and magazines and through the Internet. We believe these activities are conducive in promoting our products and brand name among key industry participants.

Research and Development

The electric car project in which we are engaged is in the process of applying for the “863 Program,” a major Chinese national research program launched by the Chinese Ministry of Science and Technology. Starting in 2005, we have been researching and developing energy-saving and environmentally friendly electric cars. After two years of research and development, we officially announced an electric vehicle production project in May 2008. The plan is to produce electric vehicles in many different categories such as passenger cars, sight-seeing buses, and patrol cars. On July 3, 2008, we were approved for the production of electric vehicles by the Development and Reform Commission of Zhaoqing, Guangdong. In February, 2009, we established and completed an electric vehicle manufacturing plant with 215,278.2 square feet.

Competition

With increased environmental concerns and the limited supply of oil, promotion of energy-saving vehicles has become one of China's basic national policies for the future development of the automobile industry. In the coming years, the Chinese government plans to devote substantial resources to research and encourage the development of energy-saving cars and decreasing energy consumption through a comparatively lower consumption tax on fuel-efficient vehicles. Based on these new domestic policies, we believe that the mini-sized casual vehicle market will become a popular choice.

Although the Chinese government has not defined the national standards and safety guidelines for electric vehicles, still, the industry is already highly competitive, and we are subject to risks related to competition that may adversely affect our performance. The traditional car manufacturers have started to development electric vehicles to take advantage of this trend. Because China is still lacking national unified standards for electric vehicles, barriers to entry are low as majority electric vehicle manufacturers are still operating relatively small-scale production for test-run purposes. Newcomers continue to join the market and invest heavily in research and development, creating the possibility of new technologies that could put pressure on our business model.

Our electric vehicles are expected to be priced much lower than similar models produced by other vehicle manufacturers in the international market. Our primary strength lies in our existing strong global sales distribution network from our motorcycle business. We plan to leverage that strength and expand our business with electric vehicles. Because we face intense competition from other vehicle producers and many of our competitors have greater resources than we do, we may not be able to compete successfully and we may lose or be unable to gain market share.

We face competition from many other motorcycle and electric vehicle manufacturers, many of which have significantly greater name recognition and financial, technical, manufacturing, personnel and other resources. Competition is typically based on design, quality, reliability, and performance. While the consumer segment of the market is highly competitive, the industrial segment is less competitive.

We believe that we are leveraging our low-cost advantage to compete favourably with our competitors. Compared to foreign electric vehicle and motorcycle manufacturers, we are able to source our needs for skilled labor and raw materials locally and economically. Our substantially expanded production capacity has translated into greater purchasing power, thereby helping us negotiate lower purchase prices for materials. Furthermore, our strong proprietary technologies and use of a combination of manual labor and automation at the key stages of the manufacturing process enable us to enhance our production efficiency, resulting in further cost reductions while ensuring high-quality standards.

Intellectual Property

We rely on a combination of patents, trade secrets, and employee non-disclosure and confidentiality agreements to protect our intellectual property rights. We own three registered patents in the PRC relating to materials, design and manufacturing processes, and we entered into three long-term patent license agreements as the licensee.

We own of the trademarks for the logos and

We have also entered into exclusive patent license agreements with a persons, the details of which are as follows:

Description	Licensor	Term
Permanent magnetism brushless direct current electric motor	Lin Xiangzhong	From July 23rd, 2010 to the earliest of 01) patent expiration, 02) patent termination before expiration, or 03) licensee bankruptcy, liquidation or dismissal
Permanent magnetism brushless four-quadrant direct current electric motor	Lin Xiangzhong	From July 23rd, 2010 to the earliest of 01) patent expiration, 02) patent termination before expiration, or 03) licensee bankruptcy, liquidation or dismissal

Employees

As of December 31, 2009, we employed a total of 440 employees. The following table sets forth the number of our employees by function.

Function	Number of Employees
Senior Management	10
Production and Quality Control	308
Sales and Marketing	23
International Trade	38
Technical Development (Motorcycle)	12
Research & Development (Electric Vehicle)	5
Human Resource & Administration	20
Financial and Warehouse	24
Total	440

We maintain a satisfactory working relationship with our employees, and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations. None of our employees is represented by a labor union.

Our employees in China participate in a state pension plan organized by Chinese municipal and provincial governments. We are required to make monthly contributions to the plan for each employee at the rate of 10% of his or her average monthly salary. In addition, we are required by Chinese law to cover employees in China with various types of social insurance. We believe that we are in material compliance with the relevant PRC laws.

Environmental Compliance

As we conduct our manufacturing activities in China, we are subject to the requirements of PRC environmental laws and regulations on air emission, waste water discharge, solid waste and noise. We aim to comply with environmental laws and regulations. The local environmental protection authority issued the “Pollutant Discharge Permit” and requested that the company conduct an annual audit of its compliance with the national standards. We are not subject to any admonitions, penalties, investigations or inquiries imposed by the environmental regulators, nor are we subject to any claims or legal proceedings to which we are named as defendant for violation of any environmental law or regulation. We do not have any reasonable basis to believe that there is any threatened claim, action or legal proceedings against us that would have a material adverse effect on our business, financial condition or results of operations.

PRC Government Regulations

Environmental Regulations

The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.

Patent Protection in China

The PRC's intellectual property protection regime is consistent with those of other modern industrialized countries. The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets. The PRC is also a signatory to most of the world's major intellectual property conventions, including:

  Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);
  Paris Convention for the Protection of Industrial Property (March 19, 1985);
  Patent Cooperation Treaty (January 1, 1994); and
  The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985. Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2001 and 2003, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

Taxation

On March 16, 2007, the National People's Congress of China passed a new Enterprise Income Tax Law, or EIT Law, and on November 28, 2007, the State Council of China passed its implementing rules, which took effect on January 1, 2008. Before the implementation of the EIT Law, foreign invested enterprises, or FIEs, established in the PRC, unless granted preferential tax treatments by the PRC government, were generally subject to an earned income tax, or EIT, rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax. The EIT Law and its implementing rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Despite these changes, the EIT Law gives FIEs established before March 16, 2007, or Old FIEs, a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatments. During this five-year grandfather period, the Old FIEs which enjoyed tax rates lower than 25% under the original EIT law will be subject to gradually increased EIT rates over a 5-year period until their tax rate reaches 25%. In addition, the Old FIEs that are eligible for other preferential tax treatments by the PRC government under the original EIT law are allowed to continue enjoying their preference until these preferential treatment periods expire. The discontinuation of any such special or preferential tax treatment or other incentives would have an adverse effect on any organization's business, fiscal condition and current operations in China.

In addition to the changes to the current tax structure, under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25% on its global income. The implementing rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our organization's global income will be subject to PRC income tax of 25%. For detailed discussion of PRC tax issues related to resident enterprise status, see “Risk Factors – Risks Related to Our Business – Under the Enterprise Income Tax Law, we may be classified as a ‘resident enterprise' of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.”

In addition, the EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes unless the jurisdiction of incorporation of such enterprises' shareholder has a tax treaty with China that provides for a different withholding arrangement. New Energy and Guangdong Jinhao are considered FIEs and are directly held by our subsidiary in Hong Kong. According to a 2006 tax treaty between the Mainland and Hong Kong, dividends payable by an FIE in China to the company in Hong Kong who directly holds at least 25% of the equity interests in the FIE will be subject to a no more than 5% withholding tax. We expect that such 5% withholding tax will apply to dividends paid to Jinhao Motorcycle by Guangdong Jinhao and New Energy, but this treatment will depend on our status as a non-resident enterprise.

Pursuant to the Provisional Regulation of China on Value Added Tax and its implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay value added tax, or VAT, at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to some or all of the refund of VAT that it has already paid or borne.

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. FIEs established in the PRC may only buy, sell and remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by FIEs outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission.

Dividend Distributions

Under applicable PRC regulations, FIEs in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a FIE in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Business Segments

Prior to 2009, the electric car business was in a development stage and generated a limited amount of revenue. Management reviewed aggregated financial information relating to both electric car and motorcycle business. Since sales of electric car incurred later 2009, the electric car business is identified by management as a new reportable segment in 2009. Accordingly, segment data for year ended December 31, 2008 presented for comparative purposes has been provided to reflect the newly reportable segment as a separate segment.

Segment results and assets include items directly attributable to a segment as well as those can be allocated on a reasonable basis. Unallocated items are those which, according to IFRS 8, do not meet the criteria for inclusion under one of the two reporting segments. They consist of cash, short term investment, interest-earning assets, interest-bearing loans and revenue, interest-bearing borrowings and expenses, due to (from) related parties, certain prepayments and accrued liabilities, current and deferred income taxes, and corporate income and expenses. Our treasury operations are managed centrally and it is impracticable to allocate interest income and expense to segments.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

RISKS RELATED TO OUR OVERALL BUSINESS OPERATIONS

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

For the electric vehicle industry, we have a limited operating history because we have only been in operation since 2009. This limited operating history, and the unpredictability of the machinery production industry, makes it difficult for investors to evaluate our businesses and predict future operating results. An investor in our securities must consider the risks, uncertainties and difficulties frequently encountered by companies in new and rapidly evolving markets. The risks and difficulties we face include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories.

Our industry is subject to global economic and market conditions

Our business depends substantially on the global economic and market conditions, as well as those in China. A slowdown of China’s economic growth or a recession could have a material and adverse effect on our business, financial condition and results of operations as well as affecting our expansion strategies. Periods of relatively slow economic growth, a recession or public perception that a slowdown of economic growth or recession may occur, may decrease the demand for our products, thereby adversely affecting our sales and profitability. For example, during periods of a slowdown of economic growth or recession, the construction and manufacturing industries may experience significant cutbacks in production, which could adversely affect demand for steel and, in turn, adversely affect the demand of our products.

Our ability to obtain additional financing may be limited, which could delay or prevent the completion of one or more of our strategies

We have, to date, financed our working capital and capital expenditure needs primarily from capital contributions of shareholders of our operating entities, bank loans provided by local banking institutions and operating cash flows. We expect our working capital needs and our capital expenditure needs to increase in the future as we continue to expand and enhance our production facilities, increase our design, research and development capabilities and as we continue to implement our other strategies. Our ability to raise additional capital will depend on the financial success of our current business and the successful implementation of our key strategic initiatives, as well as financial, economic and market conditions and other factors, some of which are beyond our control. We may not be successful in raising any required capital on reasonable terms and at required times, or at all. Further, equity financings may have a further dilutive effect on our stockholders. If we require additional debt financing, the lenders may require us to agree on restrictive covenants that could limit our flexibility in conducting future business activities, and the debt service payments may be a significant drain on our free capital allocated for research and other activities. If we are unsuccessful in raising additional capital or if new capital funding costs are higher than our prior capital funding costs, our business operations and our development programs may be materially and adversely impacted, with similar effects on our results of operations and financial condition.

Our future growth is dependent upon consumers’ willingness to adopt electric vehicles.

Our growth is highly dependent upon the adoption by consumers of, and we are subject to an elevated risk of any reduced demand for, alternative fuel vehicles in general and electric vehicles in particular. If the market for electric vehicles does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be harmed. The market for alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviours.

Our expansion plans may not be successful

We plan to expand our production capacity by constructing a new production plant, the construction of which started early this year. The new production plant will house an additional production line. We expect to incur significant costs in connection with the expansion of our business, and any failure to successfully implement our expansion plans may materially and adversely affect our business, financial condition and results of operations.

Our production capacity might not be able to meet with growing market demand or changing market conditions

We cannot give assurance that our production capacity will be able to meet our obligations and the growing market demand for our products in the future. Furthermore, we may not be able to expand our production capacity in response to the changing market conditions. If we fail to meet demand from our customers, we may lose our market share.

We may not be able to develop new products or expand into new markets

We intend to develop and produce electric vehicles. We have not manufactured Electric Vehicles on a commercial scale. The launch and development of new products involve considerable time and commitment which may exert a substantial strain on our ability to manage our existing business and operations. We cannot ensure our research and development capacity and capability is sufficient to develop any marketable new products or any income will be generated from such new products. If we are not able to develop and introduce new products successfully, or if our new products fail to generate sufficient revenues to offset our research and development costs, our business, financial condition and operating results could be adversely affected. Failure of such could lead to wasted resources. An element of our strategy for growth also envisages us selling existing or new products into new markets other than the PRC market. There is no guarantee that we will be successful to execute our strategy for growth and if we should fail to execute our growth strategy successfully, it may have a material and adverse affect on our future revenue and profitability.

The vehicle machinery industry is highly competitive and we are subject to risks relating to competition that may adversely affect our performance.

The vehicle machinery industry is highly competitive, and our continued success depends upon our ability to compete effectively in markets that contain numerous competitors, some of which have significantly greater financial, marketing and other resources than we have. Competition may reduce fee structures, potentially causing us to lower our fees or prices, which may adversely impact our profits. New or existing competition that uses a business model that is different from our business model may put pressure on us to change our model so that we can remain competitive.

We manufacture our products in a single location, and any material disruption of our operations could adversely affect our business

Our operations are subject to uncertainties and contingencies beyond our control that could result in material disruptions in our operations and adversely affect our business. These include industrial accidents, fires, floods, droughts, storms, earthquakes, natural disasters and other catastrophes, equipment failures or other operational problems, strikes or other labour difficulties.

All of our products were manufactured in our production facilities in Zhao Qing, the PRC. If there is any damage to our production facilities, we may not be able to remedy such situations in a timely and proper manner, and our production could be materially and adversely affected. Any breakdown or malfunction of any of our equipment could cause a material disruption of our operations. Any such disruption in our operations could cause us to reduce or halt our production, prevent us from meeting customer orders, adversely affect our business reputation, increase our costs of production or require us to make unplanned capital expenditures, any one of which could materially and adversely affect our business, financial condition and results of operations.

The prices for the raw materials and the costs for labor may increase

Raw material cost is one of the major components in our cost of sales. We purchase a majority of our raw materials from local suppliers in the PRC. The prices for our major raw materials, i.e. tires, engine, and wheels, fluctuate depending mainly on general market conditions of the local and the PRC market. Increases in the costs of such raw materials and our inability to pass on such increases in raw material costs to our customers by increasing the prices of our products may materially and adversely affect our cost of sales and our gross profit margins. The manufacturing industry is labor intensive. Labor costs in the PRC have been increasing over the past few years, and we cannot assure you that the cost of labor in the PRC will not continue to increase in the future or that we will be able to increase the prices of our products to offset such increases. If we are unable to identify and employ other appropriate means to reduce our costs of production or to pass on the increased labor and other costs of production to our customers by selling our products at higher prices, our business, financial condition, results of operations and prospects could be materially and adversely affected.

We are dependent on third parties for the supplies of motor vehicles and electric vehicles parts

We depend on a number of suppliers for the sourcing of major components and parts and principal raw materials. As a result of this concentration in our supply chain, our business and operations would be negatively affected if any of our key suppliers were to experience significant disruption affecting the price, quality, availability or timely delivery of their products. The partial or complete loss of these suppliers, or a significant adverse change in our relationship with any of these suppliers, could result in lost revenue, added costs and distribution delays that could harm our business and customer relationships. In addition, concentration in our supply chain can exacerbate our exposure to risks associated with the termination by key suppliers of our distribution agreements or any adverse change in the terms of such agreements, which could have a negative impact on our revenues and profitability.

Our insurance coverage may not be sufficient to cover all losses

Although we have obtained insurance coverage for the operation of our business that we believe is customary in the PRC retail industry, covering risks such as loss as a result of fire, theft or occurrence of certain natural disasters, we do not carry insurance in respect of certain risks such as product liability claims. If we incur substantial losses or liabilities that are not covered or compensated by our insurance coverage fully or at all, our business, financial condition and results of operations may be materially and adversely affected.

We may be subject to product liability claims, recalls or warranty claims, which could be expensive, damage our reputation and result in a diversion of management resources.

We may be subject to lawsuits resulting from injuries associated with the use of the vehicles that it sells. We may incur losses relating to these claims or the defense of these claims. There is a risk that claims or liabilities will exceed our insurance coverage. In addition, we may be unable to retain adequate liability insurance in the future.

We may also be required to participate in recalls involving our vehicles if any prove to be defective, or we may voluntarily initiate a recall or make payments related to such claims as a result of various industry or business practices or the need to maintain good customer relationships. Such a recall would result in a diversion of resources. While we do maintain product liability insurance, we cannot assure you that it will be sufficient to cover all product liability claims, that such claims will not exceed our insurance coverage limits or that such insurance will continue to be available on commercially reasonable terms, if at all. Any product liability claim brought against us could have a material adverse effect on our results of operations.

We may not be able to comply with all applicable government regulations.

We are subject to extensive governmental regulation by the central, regional and local authorities in the PRC, where our business operations take place. We believe that we are currently in substantial compliance with all laws and governmental regulations and that we have all material permits and licenses required for our operations. Nevertheless, we cannot assure investors that we will continue to be in substantial compliance with current laws and regulations, or that we will be able to comply with any future laws and regulations. To the extent that new regulations are adopted, we will be required to conform our activities in order to comply to such regulations. Failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on its business, operations and finances.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

Our business operations generate noise, waste water, and gaseous and other industrial wastes. We are required to comply with all national and local regulations regarding protection of the environment. We are in compliance with current environmental protection requirements and have all necessary environmental permits to conduct our business. However, if more stringent regulations are adopted in the future, the costs of compliance with these new regulations could be substantial. Additionally, if we fail to comply with present or future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations. Any failure by us to control the use of or to restrict adequately the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations. Certain laws, ordinances and regulations could limit our ability to develop, use, or sell our products.

Our business depends substantially on the continuing efforts of our executive officers, and our business may be severely disrupted if we lose their services.

We believe that our success is largely dependent up on the continued service of the member of our management team, who are critical to establishing our corporate strategies and focus, and ensuring our continued growth. In particular, our Chairman and Chief Executive Officer, Mr. Tsoi, who has over 20 years experience and expertise in the PRC motor vehicle industry, is crucial to our success. Our continued success will depend on our ability to attract and retain a qualified and competent management team in order to manage our existing operations and support our expansions plans. Although this possibility is low, if any of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers

We cannot assure that we will be able to renew all necessary licences, certificates, approvals and permits for our production. Changes in licensing requirements applicable to our industry may adversely affect us

We have obtained all necessary licences, certificates, approvals and permits for the production of our existing products. There was no requirement for a particular licence, certificate, approval or permit specific for the production in the PRC. The abovementioned licences, certificates, approvals and permits that were obtained refer to the government licences, approvals and permits that we have obtained from the relevant government authorities for 1) the incorporation of our subsidiary in the PRC to conduct the production of motor cycle and electric vehicle business and the other licences and permits, including the tax registration, that are generally required for companies to operate their businesses in the PRC; and 2) for the construction and operation of our production facility. There is no assurance that we will be able to renew such licences, certificates, approvals and permits upon their expiration. The eligibility criteria for such licences, certificates, approvals and permits may change from time to time and may become more stringent. In addition, new requirements for licences, certificates, approvals and permits may come into effect in the future. The introduction of any new and/or more stringent laws, regulations, licenses, certificates, approvals or permits requirements relevant to our business operations and the steel flow control products industry may significantly escalate our compliance and maintenance costs or may limit the Company to continue with our existing operations or may limit or prohibit us from expanding our business. Any such event may have an adverse effect to our business, financial results and future prospects.

Certain of our existing stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Mr. Chak Shing Tsoi owns approximately 95% of our outstanding voting securities and has significant influence over our business, including decisions regarding mergers, consolidations, the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our Company and might reduce the price of our shares.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. Since we just completed the acquisition of Jinhao Power on August 11, 2010, we have not evaluated Jinhao Power and its consolidated subsidiaries’ internal control systems in order to allow our management to report on our internal controls on a consolidated basis as required by these requirements of SOX 404. Under current law, we were subject to these requirements beginning with our annual report for the fiscal year ending December 31, 2008. We can provide no assurance that we will comply with all of the requirements imposed thereby. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner, investors and others may lose confidence in the reliability of our financial statements.

RISKS RELATING TO THE VIE AGREEMENTS

The PRC government may determine that the VIE Agreements are not in compliance with applicable PRC laws, rules and regulations.

New Energy manages and operates our motorcycle and Electric Vehicle business through Guangdong Jinhao pursuant to the rights its holds under our VIE Agreements. Almost all economic benefits and risks arising from Guangdong Jinhao’s operations are transferred to New Energy under these agreements. Details of the VIE Agreements are set out in “Description of Business – Our Corporate Structure” above.

There are risks involved with the operation of our business in reliance on the VIE Agreements, including the risk that the VIE Agreements may be determined by PRC regulators or courts to be unenforceable. Our PRC counsel has provided a legal opinion that the VIE Agreements are binding and enforceable under PRC law, but has further advised that if the VIE Agreements were for any reason determined to be in breach of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

  imposing economic penalties;
  discontinuing or restricting the operations of Guangdong Jinhao or New Energy;
  imposing conditions or requirements in respect of the VIE Agreements with which Guangdong Jinhao or New Energy may not be able to comply;
  requiring our company to restructure the relevant ownership structure or operations;
  taking other regulatory or enforcement actions that could adversely affect our company’s business; and
  revoking the business licenses and/or the licenses or certificates of New Energy, and/or voiding the VIE Agreements.

Any of these actions could adversely affect our ability to manage, operate and gain the financial benefits of Guangdong Jinhao, which would have a material adverse impact on our business, financial condition and results of operations.

Our ability to manage and operate Guangdong Jinhao under the VIE Agreements may not be as effective as direct ownership

We conduct our motorcycle and Electric Vehicle business in the PRC and generate virtually all of our revenues through the VIE Agreements. Our plans for future growth are based substantially on growing the operations of Guangdong Jinhao. However, the VIE Agreements may not be as effective in providing us with control over Guangdong Jinhao as direct ownership. Under the current VIE arrangements, as a legal matter, if Guangdong Jinhao fails to perform its obligations under these contractual arrangements, we may have to (i) incur substantial costs and resources to enforce such arrangements, and (ii) reply on legal remedies under PRC law, which we cannot be sure would be effective. Therefore, if we are unable to effectively control Guangdong Jinhao, it may have an adverse effect on our ability to achieve our business objectives and grow our revenues.

As the VIE Agreements are governed by PRC law, we would be required to rely on PRC law to enforce our rights and remedies under them; PRC law may not provide us with the same rights and remedies as are available in contractual disputes governed by the law of other jurisdictions

The VIE Agreements are governed by the PRC law and provide for the resolution of disputes through arbitral proceedings pursuant to PRC law. If Guangdong Jinhao or its shareholders fail to perform the obligations under the VIE Agreements, we would be required to resort to legal remedies available under PRC law, including seeking specific performance or injunctive relief, or claiming damages. We cannot be sure that such remedies would provide us with effective means of causing Guangdong Jinhao to meet its obligations, or recovering any losses or damages as a result of non-performance. Further, the legal environment in China is not as developed as in other jurisdictions. Uncertainties in the application of various laws, rules, regulations or policies in PRC legal system could limit our liability to enforce the VIE Agreements and protect our interests.

The payment arrangement under the VIE Agreements may be challenged by the PRC tax authorities

We generate our revenues through the payments we receive pursuant to the VIE Agreements. We could face adverse tax consequences if the PRC tax authorities determine that the VIE Agreements were not entered into based on arm’s length negotiations. For example, PRC tax authorities may adjust our income and expenses for PRC tax purposes which could result in our being subject to higher tax liability, or cause other adverse financial consequences.

Our Shareholders have potential conflicts of interest with our company which may adversely affect our business

Mr. Chak Shing Tsoi is our chief executive officer, and also controls Guangdong Jinhao through both indirect equity ownership and the VIE Agreements. There could be conflicts that arise from time to time between our interests and the interests of Mr. Tsoi. There could also be conflicts that arise between us and Guangdong Jinhao that would require our shareholders and Guangdong Jinhao’s shareholders to vote on corporate actions necessary to resolve the conflict. There can be no assurance in any such circumstances that Mr. Tsoi will vote his shares in our best interest or otherwise act in the best interests of our company. If Mr. Tsoi fails to act in our best interests, our operating performance and future growth could be adversely affected.

We rely on the approval certificates and business license held by New Energy and any deterioration of the relationship between New Energy and Guangdong Jinhao could materially and adversely affect our business operations

We operate our motorcycle and Electric Vehicle business in China on the basis of the approval certificates, business license and other requisite licenses held by New Energy and Guangdong Jinhao. There is no assurance that New Energy and Guangdong Jinhao will be able to renew their licenses or certificates when their terms expire with substantially similar terms as the ones they currently hold.

Further, our relationship with Guangdong Jinhao is governed by the VIE Agreements that are intended to provide us with effective control over the business operations of Guangdong Jinhao. However, the VIE Agreements may not be effective in providing control over the application for and maintenance of the licenses required for our business operations. Guangdong Jinhao could violate the VIE Agreements, go bankrupt, suffer from difficulties in its business or otherwise become unable to perform its obligations under the VIE Agreements and, as a result, our operations, reputations and business could be severely harmed.

If New Energy exercises the purchase option it holds over Guangdong Jinhao’s share capital pursuant to the VIE Agreements, the payment of the purchase price could materially and adversely affect our financial position

Under the VIE Agreements, New Energy has the option for the maximum period of time allowed by law to purchase all of the equity interest in Guangdong Jinhao at a price based on the circumstances of the exercise of option as determined by the relevant parties, provided that the acquisition will not violate any PRC laws or regulations in effect. As Guangdong Jinhao is already our contractually controlled affiliate, New Energy’s exercising of the option would not bring immediate benefits to our company, and payment of the purchase prices could adversely affect our financial position.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China's political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

  Level of government involvement in the economy;
  Control of foreign exchange;
  Methods of allocating resources;
  Balance of payments position;
  International trade restrictions; and
  International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance and the lack of a flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our subsidiaries in the PRC. Our subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations, and rules are not always uniform, and enforcement of these laws, regulations, and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

You may have difficulty enforcing judgments against us.

Most of our assets are located outside of the United States and most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security, or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property, and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 5.9% and as low as -0.8% . These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our sales effectively.

The majority of our sales will be settled in RMB and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between the U.S. dollar and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars, as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Restrictions under PRC law on our PRC subsidiaries’ ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our business.

Substantially all of our sales are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to its offshore parent company. PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of its annual after-tax profits determined in accordance with PRC generally accepted accounting principles to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances, or cash dividends. Any limitations on the ability of our PRC subsidiary to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into PRC subsidiaries, limit our PRC subsidiary's ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (3) covering the use of existing offshore entities for offshore financings; (4) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (5) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006. This date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We have asked our stockholders, who are PRC residents as defined in Circular 75, to register with the relevant branch of SAFE as currently required in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiary. However, we cannot provide any assurances that they can obtain the above SAFE registrations required by Circular 75 and Notice 106. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 and Notice 106 by our PRC resident beneficial holders.

In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75 and Notice 106. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75 and Notice 106, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Under the New Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed a new Enterprise Income Tax Law, or the EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation against non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and its non-PRC stockholders would be subject to a withholding tax at a rate of 10% when dividends are paid to such non-PRC stockholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on enforcement of PRC tax against non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiary would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2010 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on NonResident Enterprises' Share Transfer, or Circular 698, that was released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation, or SAT, released a circular on December 15, 2009 that addresses the transfer of shares by nonresident companies, generally referred to as Circular 698. Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China. Circular 698, which provides parties with a short period of time to comply with its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company. Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers. Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes. There is uncertainty as to the application of Circular 698. For example, while the term "indirectly transfer" is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. It is also unclear, in the event that an offshore holding company is treated as a domestically incorporated resident enterprise, whether Circular 698 would still be applicable to transfer of shares in such offshore holding company. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise. In addition, there are not any formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to balance if our Company complies with the Circular 698. If Circular 698 is determined to be applicable to us based on the facts and circumstances around such share transfers, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties, and make most of our sales in China. The PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents, or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents, or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

RISKS RELATED TO THE MARKET FOR OUR STOCK

The market price of our common stock can become volatile, leading to the possibility of its value being depressed at a time when you may want to sell your holdings.

The market price of our common stock can become volatile. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. These factors include:

  our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;
  changes in financial estimates by us or by any securities analysts who might cover our stock;
  speculation about our business in the press or the investment community;
  significant developments relating to our relationships with our customers or suppliers;
  stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in our industry;
  customer demand for our products;
  investor perceptions of our industry in general and our Company in particular;
  the operating and stock performance of comparable companies;
  general economic conditions and trends;
  announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;
  changes in accounting standards, policies, guidance, interpretation or principles;
  loss of external funding sources;
  sales of our common stock, including sales by our directors, officers or significant stockholders; and
  additions or departures of key personnel.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. Should this type of litigation be instituted against us, it could result in substantial costs to us and divert our management’s attention and resources.

Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to the operating performance of particular companies. These market fluctuations may adversely affect the price of our common stock and other interests in our Company at a time when you want to sell your interest in us.

We do not intend to pay dividends on shares of our common stock for the foreseeable future.

We have never declared or paid any cash dividends on shares of our common stock. We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

Although publicly traded, the trading market in our common stock has been substantially less liquid than the average trading market for a stock quoted on the Nasdaq Global Market and this low trading volume may adversely affect the price of our common stock.

Our common stock trades on the OTCQB Market. The trading market in our common stock has been substantially less liquid than the average trading market for companies quoted on the Nasdaq Global Market. Limited trading volume will subject our shares of common stock to greater price volatility and may make it difficult for you to sell your shares of common stock at a price that is attractive to you.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock,” we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by the Penny Stock Rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change-of-control.

Our Articles of Incorporation authorize our board of directors to issue up to 50,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are mainly engaged in the production and distribution of motorcycles and small engines to domestic and overseas markets. The domestic market accounts for approximately 21.37% of our sales, with the overseas market, primarily Afghanistan, Pakistan, Bangladesh, Lebanon, Egypt, Libya, Angola, Kenya, Venezuela, and Republic of Dominica, making up the remaining 78.63% of sales.

We intend to expand into the electric vehicle segment and we have launched our electric vehicle production line and delivered our first order in October 2009. We invested over $45 million into R&D for electric vehicles, and have entered into exclusive patent license agreements for 3 patents to be used in the planned production of electric vehicles. We have signed a sales agency agreement with six distributors across China and overseas we have signed sales contract with buyers from Spain, Finland, Italy, Chile and Thailand. We are also focused on developing distribution channels with EU Countries and the United States.

Our head office is located in Zhaoqing, Guangdong Province. Our manufacturing plant is well established with good access to ground, air and water transportation.

Recent Developments

On August 11, 2010, we completed a reverse acquisition transaction, pursuant to which we acquired 100% of the issued and outstanding capital stock of Jinhao Power in exchange for 45,600,418 shares of our common stock, par value $0.001, which constituted 95% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the reverse acquisition and after giving effect to a cancellation of 2,479,523 shares of our common stock by our former director and officer on the same day pursuant to a share purchase agreement.

See “Description of Business – Reverse acquisition of Jinhao Power” for more details regarding the reverse acquisition transaction.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

  Government Support of Fuel-Efficient Vehicles. The Chinese government plans to devote time and energy for the research and implementation of tax policies geared toward the development of energy-saving cars and decreasing energy consumption through a comparatively lower consumption tax on fuel-efficient vehicles. The Chinese government is highly supportive of new energy vehicles. It will subsidize RMB 60,000 and RMB 600,000 for each electric vehicle and electric bus. Meanwhile, many governments around the world provide plans that may provide us with business opportunities. The National Development and Reform Commission in China recently added 71 models from 16 different automakers to the approved list of vehicles that qualify for subsidies based on fuel efficiency alone.

  Product Development and Brand Recognition. We believe that in order to compete effectively in our product market, we need to constantly improve the quality of our products and deliver new products. As such, we face the challenge of expanding our research and development capacity. We need to maintain a strong and sufficient research and development team and identify the right directions for our research and development. We also face the long-term challenge of developing our brand recognition. In addition to providing high quality products and effective project execution, we believe that in order to promote our brand recognition, strengthen the management of our distribution network and improve our sales revenue and market share, we will also need to continue expanding our sales channels and engage in more sophisticated marketing. With adequate funding, we plan to acquire a number of automobile production enterprises or modification of class commercial vehicle manufacturers that are strong to compliment our strengths in product design, integration, and implementation. We believe that this strategy would result in driving our strength in products and services to a wider client base.

Taxation

Jinhao Motor Company is subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as we have no income taxable in the United States.

Jinhao Power was incorporated in the BVI and under the current laws of the BVI, is not subject to income taxes.

Jinhao Motorcycle was incorporated in Hong Kong. No provision for Hong Kong profits tax has been made, as we did not earn any income subject to Hong Kong profits tax for the years ended December 31, 2009 and 2008.

All of our business operations are conducted through New Energy and Guangdong Jinhao, located in the PRC. Under the EIT Law, PRC companies are generally subject to an EIT rate of 25.0% . However, FIEs established before March 16, 2007, or Old FIEs, have a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatments. During this five-year grandfather period, the Old FIEs which enjoyed tax rates lower than 25% under the original EIT law will be subject to gradually increased EIT rates over a 5-year period until their tax rate reaches 25%.

Guangdong Jinhao was entitled to a tax holiday of a 2-year full exemption followed by a 3-year 50% exemption commencing from its first profit-making year after offsetting accumulated tax losses, if any. The PRC government has approved fiscal 2007 as Guangdong Jinhao’s first full operational and profitable year, and accordingly Guangdong Jinhao has received a full exemption from income tax for years ended December 31, 2008 and 2007. Guangdong Jinhao is entitled to a 50% reduction in its tax rate from fiscal 2009 to fiscal 2011. Accordingly, the effective income tax rate is 12.5% for the year ended December 31, 2009.

See “Description of Business – PRC Government Regulations – Taxation” for a detailed description of the EIT Law and tax regulations applicable to our Chinese subsidiaries.

Business Segments

Prior to 2009, the electric car business was in a development stage and generated a limited amount of revenue. Management reviewed aggregated financial information relating to both electric car and motorcycle business. Since sales of electric car incurred later 2009, the electric car business is identified by management as a new reportable segment in 2009. Accordingly, segment data for year ended December 31, 2008 presented for comparative purposes has been provided to reflect the newly reportable segment as a separate segment.

Segment results and assets include items directly attributable to a segment as well as those can be allocated on a reasonable basis. Unallocated items are those which, according to IFRS 8, do not meet the criteria for inclusion under one of the two reporting segments. They consist of cash, short term investment, interest-earning assets, interest-bearing loans and revenue, interest-bearing borrowings and expenses, due to (from) related parties, certain prepayments and accrued liabilities, current and deferred income taxes, and corporate income and expenses. Our treasury operations are managed centrally and it is impracticable to allocate interest income and expense to segments.

Results of Operations

Comparison of Three Months Ended March 31, 2010 and March 31, 2009

The following table sets forth key components of our results of operations during the three month periods ended March 31, 2010 and 2009, both in dollars and as a percentage of our net sales.

(All amounts in millions of U.S. Dollars)

	Three Months Ended		Three Months Ended
	March 31, 2010		March 31, 2009
		% of Sales		% of Sales
	Amount	Revenue	Amount	Revenue
Sales revenue	$50.405	100.0%	$32.191	100.0%

Cost of sales	39.033	77.4%	25.617	79.6%

Gross profit	11.372	22.5%	6.574	20.4%

Operating expenses
Selling expenses	2.715	4.3%	1.837	5.7%
Administrative expenses	372	0.7%	181	0.5%
Research and development expenses	611	1.2%	-	-
Total operating expenses	3.698	7.3%	2.018	6.2%

Income from operations	7.674	15.2%	4.556	14.1%

Other income (expense)	(207)	0.4%	(133)	0.4%

Income before income taxes	7.467	14.8%	4.423	13.7%

Income taxes	1.029	2.0%	481	1.5%

Net income	$6.438	12.8%	$3.942	12.3%

Foreign Currency translation gain (loss)	1	0.0%	(136)	0.4%

Comprehensive income	$6.439	12.8%	$3.806	12.3%

Sales Revenue. Our sales revenue increased to $50.4 million in the three months ended March 31, 2010 from $32.1 million in the same period in 2009, representing a 56.5% increase period-over-period. The increase in revenue was attributed mainly to the increase of export sales to the Middle East and Africa region. The export motorcycle division increased by 23.1% in revenue and the electric vehicles division grew with 12.5% . In the first quarter of 2010, export sales was 85.2% of the total revenue, compared with 79.2% in the same period in 2009.

Cost of Sales. Our cost of sales increased $13.4 million, or 52.4%, to $39.0 million in the three months ended March 31, 2010 from $25.6 million in the same period in 2009. The increase was primarily a result of the increase in sales and was relatively consistent with the increase in our net revenue. The cost of goods sold per sales ratio changed from 79.6% to 77.4% .

Gross Profit and Gross Margin. Our gross profit increased $4.8 million, or 72.9%, to $11.3 million in the three months ended March 31, 2010 from $6.5 million in the same period in 2009. Gross profit as a percentage of net revenue was 22.5% and 20.4% for the three months ended March 31, 2010 and 2009, respectively. The increase in the gross margin was primarily driven by the increase in sales from the electric vehicle division, which has an average gross margin of 29%, compared to the motorcycle’s gross margin of 22%.

Selling Expenses. Our selling expenses increased $0.9 million, or 47.7%, to $2.7 million in the three months ended March 31, 2010 from $1.8 million in the same period in 2009. The increase was primarily a result of the increase in sales and was relatively consistent with the increase in our net revenue.

Administrative Expenses. Our administration expenses increased $0.2 million, or 105.5%, to $0.3 million in the three months ended March 31, 2010 from $0.1 million in the same period in 2009. This increase was mainly due increases in audit and other professional fee expenses in anticipation of our reverse acquisition transaction.

Research and Development Expenses. Our research and development expenses consist of the costs associated with research and development personnel and expense in research and development projects. Our research and development expense was $ 0.6 million in the three months ended March 31, 2010, as compared to nil in the same period last year. The research and development expense represents development costs for electric vehicles amortised and charged to income statement.

Income Before Income Taxes. Our income before income taxes increased by $3.0 million, or 68.8%, to $7.4 million in the three months ended March 31 2010 from $4.4 million in the same period in 2009. The reason for such increase was mainly due to the increase in our sales and gross margin as noted above.

Income Taxes. Income tax expenses increased $0.5 million, or 113%, to $1.0 million in the three months ended March 31 2010 from $0.5 million in the same period in 2009. The increase was mainly due to expiration of the full tax exemption policy that ended in December 31, 2008. See “Taxation” above for more information.

Net Income. In the three months ended March 31, 2010, we generated a net income of $6.4 million, an increase of $2.5 million, or 63.3%, from $3.9 million in the same period in 2009. This increase was primarily attributable to increase in our sales and gross margin as noted above.

Comparison of Years Ended December 31, 2009 and December 31, 2008

The following table sets forth key components of our results of operations during the fiscal years ended December 31, 2009 and 2008, both in dollars and as a percentage of our net sales.

	Fiscal Year Ended		Fiscal Year Ended
	December 31, 2009		December 31, 2008
		% of Sales		% of Sales
	Amount	Revenue	Amount	Revenue
Sales revenue	$192.112	100.0%	$156.351	100.0%

Cost of sales	150.388	78.2%	134.469	86.0%

Gross profit	41.724	21.7%	21.882	14.0%

Operating expenses
Selling expenses	10.495	5.4%	2.909	1.8%
Administrative expenses	972	0.5%	664	0.4%
Research and development expenses	611	0.3%	720	0.5%
Total operating expenses	12.078	6.2%	4.173	2.6%

Income from operations	29.646	15.4%	17.709	11.3%

Interest expense	332	0.2%	589	0.3%

Income before income taxes	29.314	15.3%	17.120	1.0%

Income taxes	(3.598)	1.8%	(11)	0.0%

Net income	$25.716	13.4%	$17.109	10.9%

Foreign Currency translation gain (loss)	(28)	0.0%	4.706	3.0%

Comprehensive income	$25.688	13.4%	$21.815	13.9%

Sales Revenue. Our sales revenue increased to $192.1 million in the fiscal year ended December 31, 2009 from $156.3 million last year, representing a 22.8% increase year-over-year. The increase in revenue was attributed mainly to the increased demand domestically for motorcycles and electric vehicles, which we believe is a result of our business development efforts.

Cost of Sales. Our cost of sales increased $15.9 million, or 11.8%, to $150.3 million in the fiscal year ended December 31, 2009 from $134.4 million in the same period in 2008. The increase was primarily a result of the increase in sales and was relatively consistent with the increase in our net revenue. The cost of goods sold per sales ratio changed from 86.0% to 78.2% .

Gross Profit and Gross Margin. Our gross profit increased $19.9 million, or 91.2%, to $41.7 million in the fiscal year ended December 31, 2009 from $21.8 million in the same period in 2008. Gross profit as a percentage of net revenue was 21.7% and 14.0% for the years ended December 31, 2009 and 2008, respectively. The increase in the gross margin was primarily due to a decrease of cost in raw materials and the sales of electric vehicles, which have a higher gross margin than motorcycles.

Selling Expenses. Our selling expenses increased $7.5 million, or 258%, to $10.4 million in the fiscal year ended December 31, 2009 from $2.9 million in the same period in 2008. The increase was primarily a result of the increase in sales and marketing the electric vehicles products.

Administrative Expenses. Our administration expenses increased $0.3 million, or 46.3%, to $0.9 million in the fiscal year ended December 31, 2009 from $0.6 million in the same period in 2008. This increase was mainly due to expansion of costs in our electronic vehicles division.

Research and Development Expenses. Our research and development expenses consist of the costs associated with research and development personnel and expense in research and development projects. Our research and development expenses decreased $0.1 million, or 15.1%, to $0.6 million in the fiscal year ended December 31, 2009 from $ 0.7 million in 2008, primarily resulting from expenses of continuing development costs in the electric vehicles business unit

Interest Expense. Interest expense decreased $0.2 million, or 43%, to $0.3 million in the fiscal year ended December 31, 2009 from $0.5 million in the same period in 2008, primarily due to a decrease in bank loans.

Income Before Income Taxes. Our income before income taxes increased by $12.2 million, or 71.3%, to $29.3 million in the fiscal year ended December 31, 2009 from $17.1 million in the same period in 2008. The reason for such increase was mainly due to the increase in our sales and gross margin as discussed above.

Income Taxes. Our income taxes increased by $3.6 million, or 227%, to $3.6 million in the fiscal year ended December 31, 2009 from $0.1 million in the same period in 2008. The increase was mainly due to expiration of the full tax exemption policy that ended in December 31, 2008. See “Taxation” above for more information.

Net Income. In the fiscal year ended December 31, 2009, we generated a net income of $25.7 million, an increase of $17.6 million, or 17.4%, from $17.4 million in 2008. This increase was primarily attributable to an increase in our sales and gross margin as discussed above.

Liquidity and Capital Resources

As of March 31, 2010, we had cash and cash equivalents of $9.6 million, primarily consisting of cash on hand and demand deposits. The following table provides detailed information about our net cash flow for all financial statement periods presented in this report. To date, we have financed our operations primarily through cash flows from operations, augmented by short-term bank borrowings and equity contributions by our stockholders.

The following table sets forth a summary of our cash flows for the periods indicated:

Cash Flow
(all amounts in millions of U.S. Dollars)

	Three Months Ended		Fiscal Year Ended
	March 31,		December 31,
	2010	2009	2009	2008
Net cash provided by (used in) operating activities	$629	$34.126	$71.570	$10.880
Net cash provided by (used in) investing activities	-	(27.613)	(73.608)	(15.559)
Net cash provided by (used in) financing activities	-	732	9.223	5.980
Effects of exchange rate change in cash	1	-	1	59
Net increase (decrease) in cash and cash equivalents	630	7.245	7.186	1.360
Cash and cash equivalent at beginning of the period	9.032	1.846	1.846	486
Cash and cash equivalent at end of the period	$9.662	$9.091	$9.032	$1.846

Operating activities

Net cash provided by operating activities was $.629 million for the three months ended March 31, 2010, as compared to $34.126 million for the same period in 2009. The decrease in net cash provided in operating activities was primarily due to a decrease in accounts receivable and a decrease in inventories due to our efforts to minimize our inventory balance.

Net cash provided by operating activities was $71.57 million for the year ended December 31, 2009, as compared to $10.88 million provided by operating activities for 2008. The increase in net cash provided in operating activities was primarily due to an increase in accounts receivable, trade payables and inventory.

Investing activities

Net cash used in investing activities for the three months ended March 31, 2010 was nil, as compared to $27.6 million net cash used in investing activities for the same period of 2009. The Company had no investing activities in the first quarter of 2010.

Net cash used in investing activities for the year ended December 31, 2009 was $73.6 million, as compared to $15.5 million in 2008. The increase in net cash used in investing activities was mainly attributable to an increase in the purchase of equipment used in our production and development costs for our electric vehicles project.

Financing activities

Net cash provided by financing activities for the three months ended March 31, 2010 was nil, as compared to $0.7 million net cash provided by financing activities for the same period of 2009. No financing activities took place in the first quarter of 2010.

Net cash used in financing activities for the year ended December 31, 2009 was $9.2 million, as compared to $5.9 million net cash provided by financing activities in 2008. The increase of net cash used in financing activities was mainly attributable to the increase in bank loans.

Loan Commitments

As of March 31, 2010, the amount, maturity date and term of each of our bank loans were as follows:

(all amounts in U.S. dollars)

Bank	Amount	Interest Rate	Maturity Date	Duration
China Mercantile Bank	4,853	5.940%	March 24, 2008	36 months
Shenzhen Development Bank	4,409	7.268%	December 31, 2010	6 months
Dawang Rural Credit Cooperatives	2,63474	6.975	April 2012	36 months

The outstanding bank loans listed above are used primarily for general working capital and purchase of raw material purposes. The loan arrangement with Chinese Mercantile Bank is guaranteed by Mr. Tsoi, our Chairman and other affiliate companies. For the loan provided by Shenzhen Development Bank, there is no requirement for guarantee. Of the Dawang Credit Associate, the Company engaged a Maximum Mortgage Security Agreement with the Dawang Credit Associate to secure the loan arrangement, pursuant to which the Company secured the loan with mortgages on its land use rights in an aggregate mortgaged property value of approximately US$8,063,750.

We believe that our cash on hand and cash flow from operations will meet part of our present cash needs and we will require additional cash resources, including loans, to meet our expected capital expenditure and working capital for the next 12 months. We may, however, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to ramp up our marketing efforts and increase brand awareness, or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favourable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Obligations under Other Material Contracts

On August 6, 2005, we entered into an Entrusted Research and Development of Electric Vehicle Core Technology Agreement with Dongguan Xinkong Electronic Technology Co., Ltd., pursuant to which we engaged Dongguan Xinkong Electronic Technology Co., Ltd. for the research and development of electric vehicle core technologies for a maximum commission fee of RMB 200,000,000 (approximately $29 million).

Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor the price change in travel industry and continually maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introduction.

Critical Accounting Policies

The preparation of financial statements in conformity with International Financial Reporting Standards, or IFRS, versus generally accepted accounting principles in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management's difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management's current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Revenue

Revenue is measured at the fair value of the consideration received or receivable provided it is probable that the economic benefits will flow to the Company and the revenue and costs, if applicable, can be measured reliably.

The Company exports motorcycles and electric cars to foreign wholesalers through certain export agents (note 25) and sells to PRC domestic wholesalers. The Company recognizes revenues on the sale of products, net of discounts and sales returns, when products are delivered to customers or when delivered to export agents and carriers for export sales, which is when title and risks and rewards of ownership pass to the customers or export agents. Furthermore, revenue is recognized when collectability of the resulting receivable is reasonably assured.

For both export and domestic motorcycle sales, the Company makes no warranty, other than a right to return the product, typically within a period of one to three months. According to historical information, the amount of sales returns is not significant.

For both export and domestic electric car sales, the Company provides customers with a general warranty period from three month to one year. A warranty provision is accrued when sales incur.

Revenue from motorcycle and electric car sales excludes value added tax and other sales tax. The excise tax related to the sales of products is included in cost of sales.

Foreign Currency

The Company has adopted USD as its presentation currency in the preparation of its consolidated financial statements. The functional currency of the Company is USD. The functional currency of Guangdong Jinhao, Jinhao Motorcycle and New Energy is RMB, which is the currency of the primary economic environment in which these subsidiaries operate.

Transactions in foreign currency are recorded at the exchange rate prevailing on the date of the transaction. Foreign currency denominated monetary assets and liabilities are remeasured into the functional currency at the exchange rate prevailing on the balance sheet date. Exchange differences are recognized in net earnings. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are recorded using the exchange rate as at the date of the initial transaction.

For the purpose of consolidation, the assets and liabilities are translated into USD at the exchange rate prevailing on the balance sheet date and the income and expenses at the average exchange rates for the period. The exchange differences arising from the translation are classified as equity and recognized as other comprehensive income.

Plant and Equipment

Items of plant and equipment are stated at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to bring the asset to its working condition and location for its intended use. Expenditures incurred after plant and equipment have been put into intended use, such as repairs and maintenance, are normally charged to net earnings in the year in which the costs are incurred. Items of plant and equipment are depreciated on a straight-line basis, with 5%-10% residual value, over their expected useful lives as follows:

Buildings	20 years
Equipment and machinery	5-8 years
Vehicles and office equipment	5 years

The residual value, the useful life and the depreciation method applied to an asset are reassessed annually.

Development Costs

Expenditures on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, are recognized as expenses in net earnings as incurred.

Development activities involve a plan or design for the production of electric cars. Development expenditures are capitalized only if development costs can be measured reliably, the product in development is technically and commercially feasible, future economic benefits are probable, and the Company has sufficient resources, intends and is able to complete the development and sell the product. The expenditures capitalized include the cost of materials, direct labour and overhead costs that are directly attributable to the development of the product for its intended use. Other development expenditures are recognized as expenses in the statement of income as incurred.

Development costs are stated at cost less accumulated amortization and impairment losses. Development costs are amortized over an expected estimated useful life of 10 years using the straight-line method, commencing the last quarter of 2009 when the Company started production of the electric car.

Development costs are assessed for impairment whenever there is an indication that they may be impaired. The amortization period and the amortization method are reviewed at each balance sheet date.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined on the weighted average basis and, in the case of work in progress and finished goods, comprises direct materials, direct labour, and an appropriate proportion of overheads. Net realizable value is based on the estimated selling price in the ordinary course of business less any further costs expected to be incurred to completion and disposal.

Warranty Provision

The Company provides electric car customers a general warranty period from three months to one year. The estimated liability for product warranties is recorded when products are sold. These estimates are established based on the limited information to date. Management will monitor the operation and refine the estimates on a continuous basis. The timing of when warranty claims will arise and when the liabilities will be settled may vary. This is typically up to one year.

Impairment

The carrying amounts of the Company’s non-financial assets, other than deferred tax assets and inventories, are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists then the asset’s recoverable amount is estimated. The recoverable amount of an asset is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”).

An impairment loss is recognized if the carrying amount of an asset or its cash-generating unit exceeds its estimated recoverable amount. Impairment losses are recognized in the statement of income. Impairment losses recognized in prior periods are assessed at each balance sheet date for any indication that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

A financial asset is assessed at each balance sheet date to determine whether there is any objective evidence that it is impaired. A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows of the asset.

An impairment loss in respect of a financial asset measured at the amortized cost is calculated as the difference between its carrying amount, and the present value of estimated future cash flows discounted at the original effective interest rate.

Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics.

All impairment losses are recognized in net earnings.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognized. For financial assets measured at amortized cost, the reversal is recognized in net earnings.

Recent Accounting Pronouncements

Amendments to IAS 1 “Presentation of Financial Statements

The amendments to International Accounting Standards, or IAS, 1, effective for annual periods beginning on or after January 1, 2009, affect the presentation of changes in equity and of comprehensive income statements. The names of related financial statements have also been amended. The “Consolidated statements of income and comprehensive income” are now called the “Consolidated statements of comprehensive income” and the “Consolidated balance sheets” are now called the “Consolidated statements of financial position.”

Amendments to International Financial Reporting Standard 7 (“IFRS 7”) “Improving Disclosures about Financial Instruments”

This standard, effective for annual periods beginning on or after January 1, 2009, requires an entity to provide additional disclosures, mainly relating to the fair value measurements of financial assets. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

IFRS 8 “Operating Segments”

This standard, effective for annual periods beginning on or after January 1, 2009, requires an entity to adopt the management approach to reporting the financial performance of its operating segments in its annual financial statements. As a result of adopting this standard, an operating segments disclosure is included in note 3.

Amendments to IAS 23 “Borrowing Costs”

The amendments, effective for annual periods beginning on or after January 1, 2009, remove the option of immediately recognizing borrowing costs related to qualifying assets as expense. As a result of this adoption, borrowing costs directly attributable to the acquisition, construction or production of qualifying assets with the commencement date for capitalization on or after January 1, 2009 have been capitalized as part of the cost of that asset. The Company capitalized borrowing costs of $343 for the year ended December 31, 2009 (2008 - $Nil). The capitalization rate used is approximately 6%.

International Financial Reporting Interpretations Committee (“IFRIC”) Interpretation 13 “Customer Loyalty Programmes”

The interpretation, effective for annual periods beginning on or after January 1, 2009, requires an entity to allocate some of the proceeds of the initial sale to the award credits and recognize these proceeds as revenue when they have fulfilled their obligations to provide goods or services. Since the Company does not grant customer loyalty awards credits, the adoption of this standard did not have an impact on the Company’s consolidated financial statements.

Revised IFRS 3 “Business Combinations”

The revised standard introduces some changes which affect (among other things) the valuation of non-controlling interests, the accounting for transaction costs, the initial recognition and subsequent measurement of contingent consideration and the accounting for business combinations achieved in stages.

These changes will impact the amount of goodwill recognized, the reported results in the period that an acquisition occurs and future reporting results. The revised standard is effective for annual periods on or after January 1, 2010. The Company will apply this revised standard prospectively to all business combinations from January 1, 2010.

IFRS 9 “Financial Instruments”

IFRS 9 addresses classification and measurement of financial assets and replaces the multiple classification and measurement models in IAS 39 “Financial Instruments: Recognition and Measurement” with a single model that has only two classification categories: amortized cost and fair value. Classification under IFRS 9 is driven by the entity's business model for managing the financial assets and the contractual characteristics of the financial assets. IFRS 9 removes also the requirement to separate embedded derivatives from financial asset hosts. It requires a hybrid contract to be classified in its entirety at either amortized cost or fair value. The standard is effective for annual periods beginning on or after January 1, 2013 and not expected to have a material impact on the Company’s consolidated financial statements.

Amendments to IAS 7 “Statement of Cash Flows”

The amendments clarify that only expenditures that result in the recognition of an asset can be classified as a cash flow from investing activities. These amendments are effective for annual periods beginning on or after January 1, 2010 and are not expected to have a significant effect on the Company’s consolidated financial statements.

Amendments to IAS 17 “Leases”

The amendments clarify that when a lease includes both the land and building elements, an entity should determine the classification of each element based on paragraphs 7—13 of IAS 17, taking account of the fact that land normally has an indefinite economic life. These amendments are effective for annual periods beginning on or after January 1, 2010 and are not expected to have a significant effect on the Company’s consolidated financial statements.

Revised IAS 24 “Related party Disclosures”

The revised standard clarifies and simplifies the definition of related parties. It also provides for a partial exemption of related party disclosure to government-related entities for transactions with the same government or entities that are controlled, jointly controlled or significantly influenced by the same government. The Company expects to adopt the revised standard from January 1, 2011 and the comparative related party disclosures will be amended accordingly.

Amendments to IAS 27 “Consolidated and Separate Financial Statements”

The amendments (among other things) require accounting for changes in ownership interests by the Company in a subsidiary, while maintaining control, to be recognized as an equity transaction. When the Company loses control of a subsidiary, any interest retained in the former subsidiary will be measured at fair value with the gain or loss recognized in profit or loss. These amendments are effective for annual periods beginning on or after January 1, 2010 and are not expected to have a significant effect on the Company’s consolidated financial statements.

Amendment to IAS 32 "Classification of rights issues"

The amendments clarify how to classify in the issuer’s financial statements those financial instruments which grant to shareholders the right to acquire equity instruments of the issuers for a price denominated in a currency other than issuer’s functional currency. If such instruments are issued pro rata to the issuer's existing shareholders for a fixed amount of cash, they should be classified as equity even if their exercise price is denominated in a currency other than the issuer's functional currency. The amendments are effective for annual periods beginning on or after February 1, 2010. The Company will adopt the standard if and when relevant transactions occur.

Amendments to IAS 36 “Impairment of Assets”

The amendments clarify that the largest unit to which goodwill should be allocated is the operating segment level as defined in IFRS 8 before applying the aggregation criteria of IFRS 8. These amendments are effective for annual periods beginning on or after January 1, 2010 and are not expected to have a significant effect on the Company’s consolidated financial statements.

Amendments to IAS 38 “Intangible Assets”

The amendments clarify guidance in measuring the fair value of an intangible asset acquired in a business combination and it permits the grouping of intangible assets as a single asset if each asset has similar economic useful lives. These amendments are effective for annual periods beginning on or after July 1, 2009. The Company will apply this amendment prospectively to all business combinations from January 1, 2010.

IFRIC 17 “Distributions of non-cash assets to owners”

The interpretations clarify that a dividend payable should be recognized when the dividend is appropriately authorized and is no longer at the discretion of the entity, that an entity should measure the dividend payable at the fair value of the net assets to be distributed and that an entity should recognize the difference between the dividend paid and the carrying amount of the net assets distributed in profit or loss. The interpretations are effective for annual periods beginning on or after July 1, 2009 and not expected to have a material impact on the Company’s consolidated financial statements.

IFRIC 18 “Transfers of assets from customers”

The interpretations clarify the accounting for arrangements where an item of property, plant and equipment, which is provided by the customer, is used to provide an ongoing service. The interpretations apply prospectively to transfers of assets from customers received on or after July 1, 2009, although some limited retrospective application is permitted. The interpretations will not have an impact on the Company’s consolidated financial statements.

IFRIC 19 “Extinguishing Financial Liabilities with Equity Instruments”

The interpretations clarify that the entity's equity instruments issued to a creditor are part of the consideration paid to extinguish the financial liability and the equity instruments issued are measured at their fair value. If their fair value cannot be reliably measured, the equity instruments should be measured to reflect the fair value of the financial liability extinguished. Any difference between the carrying amount of the financial liability extinguished and the initial measurement amount of the equity instruments issued is included in the entity's income statement for the period. The interpretations are effective for annual periods beginning on or after July 1, 2010 with earlier application permitted. The interpretations will not have an impact on the Company’s consolidated financial statements.

Improvement projects

As part of its annual improvement project published in April 2009, the IASB slightly amended various standards. The improvements focused on areas of inconsistencies in IFRSs or where clarification of wording was required. The effective dates of these amendments vary depending on the standard concerned. The Company has not yet assessed the impact of these amendment may have on future financial statements.

PROPERTIES

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

We currently have approximately 1,384,464.9 square feet of space, comprised of manufacturing facilities, warehousing and packaging facilities, dormitory space, dining halls and administrative offices. We believe that all leased space is in good condition and that the property is adequately insured by the Company.

We have the following land use rights:

Certificate Number	Locality	Area (square feet)	Date of Issuance	Expiration Date
Zhao Guo Yong 2005 No. W047/1202070000509(1)	Hi-tech District, Zhaoqing City	280,216.8	June 27, 2005	July 21, 2053
Zhao Guo Yong 2005 No. W046/1202070000508(2)	Hi-tech District, Zhaoqing City	366,909.4	June 27, 2005	July 21, 2053
Zhao Guo Yong 2005 No.W045/1202070000507(3)	Hi-tech District, Zhaoqing City	182,814.2	June 27, 2005	July 21, 2053
Zhao Guo Yong 2005 No. W044/1202070000506	Hi-tech District, Zhaoqing City	366,780.2	June 27, 2005	July 21, 2053
Zhao Guo Yong 2005 No. W043/1202070000505	Hi-tech District, Zhaoqing City	187,722.5	June 27, 2005	July 21, 2053

(1) This land and the construction on it have been mortgaged to Dawang Credit Association of Rural Credit Cooperation Association of Sihui City, Guangdong Province for the loan(s) occurring during the term from April 1, 2009 to April 1, 2014 with a total principal amount up to RMB 18 million.

(2) This land and the construction on it have been mortgaged to Dawang Credit Association of Rural Credit Cooperation Association of Sihui City, Guangdong Province for the loan(s) occurring during the term from April 1, 2009 to April 1, 2014 with a total principal amount up to RMB 18 million.

(3) This land and the construction on it have been mortgaged to Dawang Credit Association of Rural Credit Cooperation Association of Sihui City, Guangdong Province for the loan(s) occurring during the term from April 1, 2009 to April 1, 2014 with a total principal amount up to RMB 18 million.

We also own the following real estate property and the estate ownership certificates as follows:

Certificate Number	Locality	Area (square feet)	Date of Issuance
Yue Fang Di Zheng Zi No. C 3823659	Dawang District, Zhaoqing City	24,800.0	September 8, 2005
Yue Fang Di Zheng Zi No. C 3823661	Dawang District, Zhaoqing City	158,444.7	September 8, 2005
Yue Fang Di Zheng Zi No. C 3367593	Dawang District, Zhaoqing City	52,743.1	July 20, 2005
Yue Fang Di Zheng Zi No. C 2205257	Dawang District, Zhaoqing City	52,743.1	May 31, 2004
Yue Fang Di Zheng Zi No. C 6890704	Hi-tech District, Zhaoqing City	49,944.5	February 20, 2009
Yue Fang Di Zheng Zi No. C 6890703	Hi-tech District, Zhaoqing City	49,944.5	February 20, 2009

In addition to the above real properties, Guangdong Jinhao has completed the construction of a plant with an area of 49,729.2 square feet and another building for the Frame Workshop with an area of 72,333.4 square feet. We are in the process of applying the property ownership certificates for such buildings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of August 11, 2010 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, Dawang Industrial Park, Hi-Tech Exploit Area, Zhaoqing City, Guangdong 526238, People’s Republic of China.

Name and Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Officers and Directors
Chak Shing Tsoi	Chairman and CEO	Common stock, $0.001 par value	45,600,418	95%
John Shen	President	Common stock, $0.001 par value	0	*
Hai Ming Liu	Acting Chief Financial Officer	Common stock, $0.001 par value	0	*
Edmond Forister 2601 E. Turquoise Drive Phoenix, AZ 85028	Director	Common stock, $0.001 par value	0	*
All officers and directors as a group (4 persons named above)		Common stock, $0.001 par value	45,600,418	95%
5% Security Holders
Chak Shing Tsoi	Chairman and CEO	Common stock, $0.001 par value	45,600,418	95%

* Less than 1%

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)

A total of 48,000,436 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of August 11, 2010. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

Changes in Control

We do not currently have any arrangements which if consummated may result in a change of control of our Company.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this report:

Name	Age	Position
Chak Shing Tsoi	57	Chief Executive Officer and Director
John Shen (1)	50	President and Director
Hai Ming Liu	45	Director of Finance and acting Chief Financial Officer
John Chen (1)	38	Director
Stewart Ballard (1)	57	Director
Brian Peacock (1)	72	Director
Rodger Spainhower Sr. (1)	66	Director
Edmond Forister (2)	46	Director

(1)	Will become a director effective upon the 10th day following our mailing of the Information Statement to our stockholders.

(2)	Former Chief Executive Officer and Chief Financial Officer prior to August 11, 2010 and current director until the 10th day following our mailing of the Information Statement to our stockholders.

Mr. Chak Shing Tsoi. Mr. Tsoi has been our Chief Executive Officer and a Director since the closing of the reverse acquisition of Jinhao Power on August 11, 2010. Mr. Tsoi has served as the Director and Chairman of Guangdong Jinhao since March 2003. Mr Tsoi also serves as Chairman and Director of Jinhao Power and Jinhao Motorcycle. Mr. Tsoi graduated from the Zhongshan University, in Guangzhou, China in 1975 with a bachelor’s degree in Commerce and Foreign Trade.

Dr. John Shen. Dr. John Shen has served as our President since the closing of the reverse acquisition of Jinhao Power on August 11, 2010 and will become a member of our board of directors on the 10th day following our mailing of the Information Statement to our stockholders. Since April 2001, Dr. Shen has served as Chairman and CEO of Palcan Energy Corporation, a publicly listed company on the Toronto Venture Exchange. Dr. Shen attended the East China University of Science & Technology in Shanghai, China and has a master’s degree in Chemical Engineering from Shanghai Research Institute of Chemical Engineering and a Ph.D. in Chemical Engineering from Laval University in Quebec.

Mr. Hai Ming Liu. Mr Liu has served as our Director of Finance and acting Chief Financial Officer since the closing of the reverse acquisition of Jinhao Power on August 11, 2010. He also serves as Director of Finance and acting Chief Financial Officer of Guangdong Jinhao. Prior to his employment with the company, he was Vice President Finance for a Chinese listed beverage manufacturer and distributor company: Rodobo International. (OTCQB: RDBO). From May 2008 until January 2010, Mr. Liu was employed with Wuhan General Group (NASDAQ: WUHN) as Chief Financial Officer, overseeing the finance department and internal control functions. From January 1995 until April 2008, he held various managerial positions within PricewaterhouseCoopers in Chongqing, Shanghai and Vancouver. Mr. Liu holds a bachelor’s degree in law from East China University of Political Science and Law. From May 1993 until December 2002, Mr Liu attended a post-graduate program in accounting and finance at the Institute of Chartered Accountants in British Columbia, Canada. Mr. Liu is fluent in Mandarin and English.

Mr. John Chen. Mr. Chen will become a member of our board of directors on the 10th day following our mailing of the Information Statement to our stockholders. Mr. Chen is the Chief Financial Officer and Director for General Steel Holdings Inc. and has held this position since May 2004. Mr. Chen was Senior Accountant with Moore Stephens Wurth Frazer and Torbet, LLP, in Los Angeles, California, from August 1997 to July 2003. Mr. Chen graduated in 1992 with a Bachelor of Science degree from Norman Bethune University of Medical Science in Jiling province, China. Mr. Chen furthered his education at California State Polytechnic University, in Pomona, California receiving his B.Sc. of Science degree in 1997. He became a California-licensed CPA in 2002.

Mr. Stewart J. Ballard. Mr. Ballard will become a member of our board of directors on the 10th day following our mailing of the Information Statement to our stockholders. Since June 2009, Mr. Ballard has acted as independent consultant to several of the partners of Sindicatum Carbon Capital. Prior to that, Mr. Ballard was Business Development Director (Asia) with Sindicatum Carbon Technology from July 2008 until June 2009. From 1987 until 2008, Mr. Ballard held several positions with the U.S. & Foreign Commercial Services, U.S. Department of Commerce, including Chief Commercial Consul with the U.S. Consulate General in Hong Kong from 2004 until 2008. Mr. Ballard attended University of California, Berkley and received his bachelor’s degree in Political Science, with Honors, in 1974. Mr. Ballard pursued postgraduate studies at Universite de Nancy II, Nancy France and holds a master’s degree from Johns Hopkins University School of Advanced International Studies and a law degree from Tulane University. Mr. Ballard passed the D.C. Bar in 1985.

Dr. Brian Peacock. Dr. Peacock will become a member of our board of directors on the 10th day following our mailing of the Information Statement to our stockholders. Since 2009, Dr. Peacock has served as an Ergonomics and Systems Consultant, with BPErgonomics (BPE) Pte. Ltd. and Adjunct Professor with SIM University in Singapore. From 2005 to 2009, Dr. Peacock was a Professor in the Department of Safety Science for Embry Riddle Aeronautical University. From 2000 to 2004, Dr. Peacock was Discipline Coordinating Scientist for Space Human Factors Engineering for the National Space Biomedical Research Institute in conjunction with the Baylor College of Medicine and NASA. Dr. Ballard’s experience from 1974 to 2000 includes management positions with General Motors Ergonomics and Human Factors Organization, as well as academic positions with the University of Oklahoma, Dalhousie University in Canada, Monash University in Australia, and the University of Hong Kong in Hong Kong. Dr. Peacock holds PhD, PE, and CPE degrees and is a Fellow of the Ergonomics Society (UK) and the Human Factors and Ergonomics Society (USA).

Mr. Rodger Spainhower Sr. Mr. Spainhower will become a member of our board of directors on the 10th day following our mailing of the Information Statement to our stockholders. Since 1984, Mr. Spainhower has served as President and CEO of Highland Business Services in Phoenix, Arizona. Mr. Spainhower designed and implemented one of the first online data services for the real estate industry in Arizona and designed, developed and implemented the first database management online title search system in Colorado Springs, Colorado. Mr. Spainhower is a Director for three public companies and thus brings extensive financial management and administration experience to our Board. Mr. Spainhower attended the American Institute of Banking and Phoenix College, Business Psychology, both located in Phoenix, AZ.

Family Relationships

There are no family relationship among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

  been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

  been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

  been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

  been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation

There was no cash or non-cash compensation awarded to, earned by or paid to our named executive officers for services rendered during the years ended December 31, 2009 or 2008.

Employment Agreements

On August 11, 2010, we entered into a two-year employment agreement with Chak Shing Tsoi to serve as our Chief Executive Officer. The agreement provides for an annual salary of $120,000 and is eligible to earn an annual bonus and warrants, in such amount, if any, is subject to be determined by the Board of Directors.

On August 11, 2010, we entered into a two-year employment agreement with John Shen to serve as our President. The agreement provides for an annual base salary of not less than $80,000 and is eligible to earn an annual bonus and warrants, in such amount, if any, is subject to be determined by the Board of Directors

On August 11, 2010, we entered into a two-year employment agreement with Hai Ming Liu to serve as our Director of Finance and acting Chief Financial Officer. The agreement provide for an annual salary of approximately $120,000 and is eligible to earn an annual bonus and warrants, in such amount, if any, is subject to be determined by the Board of Directors

Outstanding Equity Awards at Fiscal Year End

For the year ended December 31, 2009, no director or executive officer has received compensation from us pursuant to any compensatory or benefit plan. There is no plan or understanding, express or implied, to pay any compensation to any director or executive officer pursuant to any compensatory or benefit plan.

Compensation of Directors

No member of our Board of Directors received any compensation for his services as a director during the year ended December 31, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions With Related Persons

The following includes a summary of transactions since the beginning of the 2009 year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

On August 11, 2010, we entered into and closed the Share Exchange Agreement with Jinhao Power, its sole shareholder, Mr. Chak Shing Tsoi, and Mr. Mark Hague, our major stockholder, pursuant to which we acquired 100% of the issued and outstanding capital stock of Jinhao Power in exchange for 45,600,418 shares of our common stock, par value $0.001, which constituted 95% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement and after giving effect to the Share Purchase Agreement described below.

As a condition precedent to the consummation of the Share Exchange Agreement, on August 11, 2010, we entered into the Share Purchase Agreement with Mr. Mark Hague, our controlling stockholder, whereby Mr. Hague agreed to the cancellation of 2,479,523 shares of our common stock owned by him as well as $152,193 debt owed to him, in exchange for all of the shares of our subsidiary, EG Gold Mines, Inc. Upon the closing of the Share Purchase Agreement with Mr. Hague, EG Gold Mines, Inc, is no longer our subsidiary.

On July 19, 2010, prior to the consummation of the Share Exchange Agreement, Guangdong Jinhao, our 49% minority-owned subsidiary, entered into a series of contractual agreements with Haoyan, the 51% equity holder of Guangdong Jinhao and New Energy, our wholly-owned PRC subsidiary, pursuant to which Guangdong Jinhao became our VIE. The VIE structure is a common structure used to acquire PRC companies, particularly in certain industries where foreign investment is restricted or forbidden by the PRC government. The VIE agreements include the following arrangements:

(1) The MSA, through which (a) Haoyan vested its control over Guangdong Jinhao to New Energy; and (b) New Energy has the right to (i) manage the business and operations of Guangdong Jinhao for Haoyan exclusively, (ii) nominate and replace Guangdong Jinhao directors, and (iii) collect and own 51% of before-tax profits as a management fee in consideration for its services under the MSA and bear the 51% of the operation risks and loss of Guangdong Jinhao accordingly;

(2) The Shares Pledge Agreement under which Haoyan has pledged all of its shares, contribution and interests in Guangdong Jinhao to New Energy as a guarantee Haoyan’s performance of its obligations under the MSA; and

(3) The Exclusive Option Agreement under which Haoyan and Guangdong Jinhao have granted to New Energy the irrevocable right and option to acquire all of Haoyan’s equity interests in Guangdong Jinhao for an exercise price to be set forth in future agreements.

As a result of the foregoing structure, we control 100% of Guangdong Jinhao, have a right to all its revenues and are responsible for all its expenses. Mr. Chak Shing Tsoi, our Chief Executive Officer and Director and our controlling stockholder, also serves as Chairman and Director of Guangdong Jinhao, Jinhao Power, and Jinhao Motorcycle.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. Except as set forth below, we are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTCQB Market trades under the symbol “GIMCD.” Historically, there has not been an active trading market for our common stock. The first trade in our stock did not occur until May 28, 2008 and from that time until the second quarter of 2010, our common stock was traded on a very sporadic basis.

The following table sets forth, for the periods indicated, the high and low closing prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Closing Bid Prices(1)
		High		Low
Fiscal year ended December 31, 2010
1st Quarter	$	N/A	$	N/A
2nd Quarter		2.60		0.75
3rd Quarter (through August 9, 2010		5.00		4.60

Fiscal year ended December 31, 2009
1st Quarter	$	N/A	$	N/A
2nd Quarter		N/A		N/A
3rd Quarter		N/A		N/A
4th Quarter		N/A		N/A

Fiscal year ended December 31, 2008
1st Quarter	$	N/A	$	N/A
2nd Quarter		1.01		1.01
3rd Quarter		N/A		N/A
4th Quarter		N/A		N/A

Holders

As of August 11, 2010 there were approximately 45 stockholders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

Any decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth Item 3.02 of this report, which disclosure is incorporated by reference into this section.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 200,000,000 shares of common stock, par value $0.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Stockholders do not have pre-emptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We may issue up to 50,000,000 shares of preferred stock, par value of $0.001 in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our bylaws and articles of incorporation, neither the holders of the Company's common stock nor the holders of the Company's preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company's issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company's board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

  the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our articles of incorporation state that we have elected not to be governed by the “business combination” provisions, therefore such provisions currently do not apply to us.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation's stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters' rights.

Our articles of incorporation state that we have elected not to be governed by the “control share” provisions, therefore, they currently do not apply to us.

Transfer Agent And Registrar

Our independent stock transfer agent is TranShare Corporation. Their mailing address 5105 DTC Parkway, Suite 325, Greenwood Village, CO 80111

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.138 of the NRS provides that a director or officer will not be individually liable unless it is proven that (i) the director's or officer's acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation provide that no director or officer of the Company will be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of NRS. In addition, our Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

  The Company shall indemnify its directors to the fullest extent permitted by the NRS and may, if and to the extent authorized by the board of directors, so indemnify its officers and any other person whom it has the power to indemnify against liability, reasonable expense or other matter whatsoever.
  The Company may at the discretion of the board of directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On August 11, 2010, we issued 45,600,418 shares of our common stock to Mr. Chak Shing Tsoi, the sole shareholder of Jinhao Power. The total consideration for the 45,600,418 shares of our common stock was 50,000 shares of Jinhao Power, which is all the issued and outstanding capital stock of Jinhao Power. The number of our shares issued to Mr. Chak Shing Tsoi was determined based on an arms-length negotiation. The issuance of our shares to Mr. Chak Shing Tsoi was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations in substance that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management's inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the closing of the reverse acquisition of Jinhao Power, the former shareholder of Jinhao Power, Mr. Chak Shing Tsoi, acquired 95% of the total outstanding shares of our common stock and 95% total voting power of all our outstanding voting securities.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Upon the closing of the Share Exchange Agreement on August 11, 2010, Mr. Ed Forister, our sole director and officer, submitted a resignation letter pursuant to which he resigned from all offices that he held effective immediately and from his position as our director that will become effective on the tenth day following our mailing of the Information Statement to our stockholders, which will be mailed on or about August 13, 2010. The resignation of Mr. Forister was not in connection with any known disagreement with us on any matter.

On the same date, our board of directors increased its size from one to six members and appointed Mr. Chak Shing Tsoi, Mr. John Chen, Mr. Stewart Ballard, Dr. Brian Peacock, Mr. Rodger Spainhower, Sr. and Dr. John Shen, to fill the vacancies created by such increase and Mr. Forister’s resignation. Mr. Tsoi’s appointment became effective upon the closing of the Share Exchange Agreement on August 11, 2010, and the remaining appointments will become effective upon the tenth day following our mailing of the Information Statement to our stockholders.

In addition, our board of directors appointed Mr. Tsoi to serve as our Chief Executive Officer, Mr. John Shen to serve as our President, and Hai Ming Liu to serve as our Director of Finance and acting Chief Financial Officer, effective immediately at the closing of the Share Exchange Agreement.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.06 CHANGE IN SHELL COMPANY STATUS

Reference is made to the disclosure set forth under Item 2.01 and 5.01 of this report, which disclosure is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired

Filed herewith are:

  Unaudited condensed consolidated financial statements of Jinhao Power Holdings Ltd. for the three months ended March 31, 2010 and 2009.
  Audited consolidated financial statements of Jinhao Power Holdings Ltd. for the fiscal years ended December 31, 2009, 2008 and 2007.

(b) Pro Forma Financial Information

Filed herewith is unaudited pro forma combined financial information of Jinhao Motor Company and its subsidiaries.

(d) Exhibits

Exhibit No.	Description
2.1	Share Exchange Agreement, dated August 11, 2010, among the Company, Jinhao Power Holdings Ltd., Chak Shing Tsoi and Mark Hague
3.1	Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 filed on December 26, 2006]
3.2	Amendment to Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 15, 2010]
3.3	Bylaws of the Company, adopted on July 12, 2010 [incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 13, 2010]
4.1	Form of 9% Promissory Note of the Company [incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K filed on December 24, 2009].
10.1	Note Cancellation and General Release, dated August 11, 2010, by and between the Company and Mark Hague.
10.2	Share Purchase Agreement, dated August 11, 2010, between the Company and Mark Hague.
10.3	Form of Securities Purchase Agreement, dated September 8, 2008, by and between the Company and Mark Hague (UK) Limited [incorporated by reference to Exhibit 4.2 to the Company's Annual Report on Form 10-K filed on December 24, 2009]
10.4	Mineral Claim Purchase Agreement, dated October 10, 2006, by and between the Company and AKS Prospecting and Guiding Inc. [incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 (SEC File No. 333-139660) filed on December 26, 2006]
10.5	Shareholder’s Right Proxy and Operation Management Service Agreement, dated July 19, 2010, among Jinhao New Energy (Zhaoqing) Development Co., Ltd., Zhaoqing Haoyan Industrial Co., Ltd., and Guangdong Jinhao Motorcycle Co., Ltd.
10.6	Shares Pledge Agreement, dated July 19, 2010, among Jinhao New Energy (Zhaoqing) Development Co., Ltd., Zhaoqing Haoyan Industrial Co., Ltd., and Guangdong Jinhao Motorcycle Co., Ltd.
10.7	Exclusive Option Agreement, dated July 19, 2010, among Jinhao New Energy (Zhaoqing) Development Co., Ltd., Zhaoqing Haoyan Industrial Co., Ltd., and Guangdong Jinhao Motorcycle Co., Ltd.
10.8	Employment Agreement, dated August 11, 2010, between the Company and Mr. Chak Tsing Choi.
10.9	Employment Agreement, dated August 11, 2010, between the Company and Dr. John Shen.
10.10	Employment Agreement, dated August 11, 2010, between the Company and Mr. Hai Ming Liu.
10.11	English Translation of Research and Development of Electric Vehicle Core Technology Agreement, dated August 6, 2005, between Guangdong Jinhao Motorcycle Company Limited and Dongguan Xinkong Electronic Technology Co., Ltd.
10.12	English Translation of Technology License Contract (Patent No. 200610020086.X), dated July 23, 2010, between Guangdong Jinhao Motorcycle Company Limited and Lin Xiangzhong.
10.13	English Translation of Technology License Contract (Patent No. ZL 200520095349.4), dated July 23, 2010, between Guangdong Jinhao Motorcycle Company Limited and Lin Xiangzhong.
21.1	Subsidiaries of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 12, 2010

JINHAO MOTOR COMPANY

By: /s/ Chak Shing Tsoi
       Chak Shing Tsoi
       Chief Executive Officer

Jinhao Power Holdings Limited

Unaudited Condensed Consolidated Interim Financial Statements

Three Months Period Ended March 31, 2010 and 2009

(Expressed in thousands of US dollars)

Jinhao Power Holdings Limited

Table of Contents
March 31, 2010 and 2009

Page

Unaudited Condensed Consolidated Interim Financial Statements

Statements of Comprehensive Income for the periods ended March 31, 2010 and 2009	F-2

Statements of Financial Position at March 31, 2010 and December 31, 2009	F-4

Statements of Changes in Shareholder’s Equity for the periods ended March 31, 2010 and 2009	F-6

Statements of Cash Flows for the periods ended March 31, 2010 and 2009	F-7

Notes to the Financial Statements	F-8 - F-22

Jinhao Power Holdings Limited

Unaudited Condensed Consolidated Interim Statements of Comprehensive Income
(Expressed in thousands of US Dollars, except share and per share amounts)

	Three months ended March 31,
	2010	2009
Sales	$50,405	$32,191
Cost of sales	39,033	25,617
Gross profit	11,372	6,574
Selling expenses	(2,715)	(1,837)
General and administrative expenses	(372)	(181)
Research expenses (note 10)	(611)	-
Operating income (note 5)	7,674	4,556
Finance costs	207	133
Income before income taxes	7,467	4,423
Income tax expense	1,029	481
Net income for the period	6,438	3,942
Other comprehensive income:
Unrealized gains (losses) on translating financial statements to reporting currency	1	(136)
Comprehensive income	$6,439	$3,806

Income per share:
Basic and diluted (note 6)	$129	$79

Weighted average number of common shares outstanding:
Basic and diluted	50,000	50,000

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

Jinhao Power Holdings Limited

Unaudited Condensed Consolidated Interim Statements of Financial Position
(Expressed in thousands of US dollars)

	March 31,	December 31,
	2010	2009
Assets
Current assets
Cash	$9,662	$9,032
Short-term investments	1,465	1,465
Trade receivables	1,614	5,780
Due from related parties (note 7)	17	47
Prepayments, deposits and other receivables	707	322
Inventories	12,304	1,168
	25,769	17,814
Prepayments, deposits and other receivables	921	921
Plant and equipment (note 8)	39,707	41,161
Construction in progress	53,624	53,623
Land use right (note 9)	847	861
Development costs (note 10)	23,240	23,851
Deferred tax assets	573	573
	$144,681	$138,804
Liabilities
Current liabilities
Bank loans (note 11)	$12,453	$12,453
Trade payables	2,859	4,742
Customer deposits	387	387
Warranty provision	53	17
Income taxes payable	1,846	816
Other payables and accrued liabilities	2,858	2,603
	20,456	21,018
Deferred tax liabilities	97	97
Bank loans (note 11)	2,344	2,344
	22,897	23,459
Shareholder’s Equity
Share capital	50	50
Additional paid in capital	56,326	56,326
Statutory reserves	6,195	6,195
Retained earnings	48,821	42,383
Accumulated other comprehensive income – foreign translation adjustment	10,392	10,391
	121,784	115,345
	$144,681	$138,804

Commitments (note 12)

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

Jinhao Power Holdings Limited

Unaudited Condensed Consolidated Interim Statements of Changes in Shareholder’s Equity
(Expressed in thousands of US Dollars, except number of shares)

						Accumulated
			Additional	Statutory		Other	Total
	Number of	Share	Paid in	Reserves	Retained	Comprehensive	Shareholder’s
	Shares	Capital	Capital	Fund	Earnings	Income (Loss)	Equity
Balance, December 31, 2008	50,000	$50	$56,326	$6,195	$16,667	$10,419	$89,657
Net income		-	-	-	3,942	-	3,942
Other comprehensive income – foreign translation adjustments		-	-	-	-	(136)	(136)
Balance, March 31, 2009	50,000	$50	$56,326	$6,195	$20,609	$10,283	$93,463

Balance, December 31, 2009	50,000	$50	$56,326	$6,195	$42,383	$10,391	$115,345
Net income		-	-	-	6,438	-	6,438
Other comprehensive income – foreign translation adjustments		-	-	-	-	1	1
Balance, March 31, 2010	50,000	$50	$56,326	$6,195	$48,821	$10,392	$121,784

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements .

Jinhao Power Holdings Limited

Unaudited Condensed Consolidated Interim Statements of Cash Flows
(Expressed in thousands of US dollars)

	Three months ended March 31,
	2010	2009
Cash flow from operating activities:
Net income for the period	$6,438	$3,942
Items not affecting cash:
Depreciation and amortization	1,468	914
Amortization of development costs	611	-
Warranty provision	35	-
Changes in non-cash working capital items:
Trade receivables	4,165	15,233
Prepayments, deposits and other receivables	(385)	(2,867)
Inventories	(11,134)	9,011
Due from related parties	-	644
Trade payables	(1,882)	6,108
Due to related parties	29	-
Customer deposits	-	(322)
Income tax payable	1,029	-
Other payables and accrued liabilities	255	1,463
	629	34,126
Cash flow from investing activities:
Purchase of plant and equipment	-	(7,023)
Additions to construction in progress	-	(9,077)
Change in prepayments for additions to construction in progress	-	(8,124)
Development costs on electric car project	-	(3,389)
	-	(27,613)
Cash flow from financing activities:
Proceeds from bank loans	-	2,926
Repayment of bank loans	-	(2,194)
	-	732
Foreign exchange gain on cash held in foreign currency	1	-
Increase in cash	630	7,245
Cash, beginning of period	9,032	1,846
Cash, end of period	$9,662	$9,091

The interest and finance charges paid during the three months period ended March 31, 2010 was $208 (March 31, 2009 - $134). Total tax paid during the three months ended March 31, 2010 was $Nil (March 31, 2009 – $Nil).

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

Jinhao Power Holdings Limited

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2010 and 2009
(Expressed in thousands of US dollars, except share and per share amounts)

1.	Nature of Operations

Jinhao Power Holdings Limited (the “Company” or “Jinhao”) was incorporated by the sole shareholder, Mr. Chak Shing Tsoi (the “Shareholder”), on January 27, 2010 as a holding company. The registered office of the Company is located at 30 de Castro Street, Wickhams Cay 1, P.O. Box 4519, Road Town, Tortola, British Virgin Islands (“BVI”).

Guangdong Jinhao Motorcycle Co., Ltd (“Guangdong Jinhao”) was incorporated on March 24, 2003 and has been 75% owned by the Shareholder through Jinhao Motorcycle Company Limited (“Jinhao HK”), which is 100% owned by the Shareholder. Jinhao New Energy (Zhaoqing) Development Co., Ltd. (“New Energy”) has a beneficial interest in the remaining 25% investment in Guangdong Jinhao through a management services agreement entered into with Zhaoqing Haoyan Industrial Co., Ltd (“Haoyan”), the legal owner of that interest. New Energy and Haoyan are controlled by the Shareholder.

On February 8, 2010, the Shareholder of the Company transferred all of his shares in Jinhao HK into the Company. After the share transfer, the Company consolidated 100% of the accounts of Jinhao HK, Guangdong Jinhao and New Energy. The re-organization was treated as “Under Common Control”. The consolidated financial statements of the Company have been prepared applying the continuity of interest method of accounting, despite the change in the legal structure. This results in financial information of the Company being presented as if it had legally owned 100% of Guangdong Jinhao since March 24, 2003.

2.	Basis of Preparation

These condensed consolidated interim financial statements are unaudited and are prepared in accordance with International Accounting Standards 34 (“IAS 34”), “Interim Financial Reporting”. The accounting policies applied are consistent with those of the consolidated financial statements for the years ended December 31, 2009 and 2008, except for the adoption of the new standards and amendments to existing standards described in Note 3.

These condensed consolidated interim financial statements should therefore be read in conjunction with the consolidated financial statements for the years ended December 31, 2009 and 2008. These interim results are not indicative of the results which may be obtained for the entire year.

In the opinion of management, all adjustments necessary to present fairly the statement of financial position as at March 31, 2010 and December 31, 2009, and the statements of comprehensive income, changes in shareholder’s equity and cash flows for the three months ended March 31, 2009 and 2010, as applicable, have been made.

Jinhao Power Holdings Limited

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2010 and 2009
(Expressed in thousands of US dollars, except share and per share amounts)

3.	Significant Accounting Policies

The Company has adopted the following new standards or amendments which were not effective prior to the consolidated financial statements for the year ended December 31, 2009:

•	Revised IFRS 3 “Business Combinations”

The revised standard introduces some changes which affect (among other things) the valuation of non-controlling interests, the accounting for transaction costs, the initial recognition and subsequent measurement of contingent consideration and the accounting for business combinations achieved in stages. These changes will impact the amount of goodwill recognized, the reported results in the period that an acquisition occurs and future reporting results.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

•	Amendments to IAS 7 “Statement of Cash Flows”

The amendments clarify that only expenditures that result in the recognition of an asset can be classified as a cash flow from investing activities.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

•	Amendments to IAS 17 “Leases”

The amendments clarify that when a lease includes the land and building elements, an entity should determine the classification of each element based on paragraphs 7 - 13 of IAS 17, taking account of the fact that land normally has an indefinite economic life.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

•	Amendments to IAS 27 “Consolidated and Separate Financial Statements”

The amendments (among other things) require accounting for changes in ownership interests by the Company in a subsidiary, while maintaining control, to be recognized as an equity transaction. When the Company loses control of a subsidiary, any interest retained in the former subsidiary will be measured at fair value with the gain or loss recognized in profit or loss.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

Jinhao Power Holdings Limited

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2010 and 2009
(Expressed in thousands of US dollars, except share and per share amounts)

3.	Significant Accounting Policies (continued)

•	Amendment of IAS 28 “Investment in Associates”

Following the adoption of Amended IAS 27 as aforesaid, certain provisions in IAS 28 “Investment in Associates” have been amended. Pursuant to the amendment, during the partial disposal of an associated company that leads to the loss of significant influence, the remaining investment following the partial disposal should be measured at fair value. The difference between the carrying amount of the remaining investment and its fair value is carried to profit or loss.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

•	Amendments to IAS 36 “Impairment of Assets”

The amendment stipulates that the cash-generating units or groups of cash-generating units to which goodwill is allocated within the framework of impairment testing shall not be larger than an operating segment, excluding the grouping of segments with similar financial characteristics.

The adoption of this standard on January 1, 2010 did not have a material impact on the Company’s consolidated interim financial statements.

•	Amendments to IAS 38 “Intangible Assets”

The amendments clarify guidance in measuring the fair value of an intangible asset acquired in a business combination and it permits the grouping of intangible assets as a single asset if each asset has similar economic useful lives.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

•	Amendment to IAS 39 “Financial Instruments: Recognition and Measurement”

The amendment limits the exemption from the implementation of the Standard solely to forward contracts between a seller and a buyer for the purchase or sale of an acquiree under a business combination on a future purchase date, provided that the obtaining of the required approvals and the closing of the transaction do not exceed a reasonable period.

Additionally, the amendment clarifies that gains or losses attributed to a cash flow hedge in a forecast transaction are to be reclassified from shareholders’ equity to profit or loss during the period in which the hedged anticipated cash flows affect the profit or loss.

The amendment further determines that the early repayment option that is embedded in a host debt or insurance contract is invariably linked to the host contract, with the exercise increment of the early repayment option serving as an indemnification to the lender for the loss of interest.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

Jinhao Power Holdings Limited

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2010 and 2009
(Expressed in thousands of US dollars, except share and per share amounts)

3.	Significant Accounting Policies (continued)

•	Amendment to IFRS 5 “Non-Current Asset Held for Sale and Discontinued Operations”

Pursuant to the amendment, the assets and liabilities of a subsidiary are to be classified as held for sale to the extent that the parent company has undertaken to carry out a program for the sale of its controlling interest therein, even if it intends to maintain a non-controlling interest.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

•	IFRIC 17 “Distribution of Non-cash Assets to Owners”

This interpretation prescribes the accounting treatment of non-cash assets to shareholders. The interpretation, inter alia, determines the date of measurement of an obligation to distribute non-cash assets to the owners of the entity and the measurement of the amount of liability until the date of its settlement.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

•	IFRIC 18 “Transfers of Assets from Customers”

The interpretations clarify the accounting for arrangements where an item of property, plant and equipment, which is provided by the customer, is used to provide an ongoing service.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

•	Amendments to IFRS 2 “Cash-settled Share-based Payment Transactions”

These amendments prescribe the accounting treatment in the separate financial statements of an entity of share-based payment transactions which are settled by other entities in the Group. In addition, the amendments to IFRS 2 integrate previous guidelines of IFRIC 8: “Scope of IFRS 2” and IFRIC 11: “Group and Treasury Share Transactions”.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

•	Amendment to IFRS 8 “Operating Segments”

Pursuant to the amendments, disclosure is to be provided with respect to the measurement of the assets of a reportable segment only to the extent that such information is regularly reported to the chief operating decision-maker.

The adoption of this standard on January 1, 2010 did not have any impact on the Company’s consolidated interim financial statements.

Jinhao Power Holdings Limited

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2010 and 2009
(Expressed in thousands of US dollars, except share and per share amounts)

3.	Significant Accounting Policies (continued)

New Standards and interpretations issued subsequent to fiscal 2009 year-end but not yet entered into effect:

•	Amendment to IFRIC 14 “ Prepayments of a Minimum Funding Requirement”

This amendment permits a voluntary prepayment of a minimum funding requirement to be recognized as an asset. This Amendment is effective for annual reporting periods commencing on or after January 1, 2011.

4.	Segment Information

	Three Months Ended March 31, 2010
	Motorcycle	Electric car	Consolidated
Sales to external customers	$46,890	$3,515	$50,405
Total revenue			$50,405

Segment results	$8,394	$(348)	$8,046
Unallocated expenses (i)			(372)
Operating income			7,674
Finance costs			(207)
Income tax expense			(1,029)
Net income for the period			$6,438

	Three Months Ended March31, 2009
	Motorcycle	Electric car	Consolidated
Sales to external customers	$32,191	$-	$32,191
Total revenue			$32,191

Segment results	$4,737	$-	$4,737
Unallocated expenses (i)			(181)
Operating income			4,556
Finance costs			(133)
Income tax expense			(481)
Net income for the period			$3,942

(i) Unallocated expenses include corporate management and administration overhead expense.

Jinhao Power Holdings Limited

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2010 and 2009
(Expressed in thousands of US dollars, except share and per share amounts)

5.	Operating Income by Nature

	Three months ended March 31,
	2010	2009
Sales of motorcycles	$46,890	$32,191
Sales of electric cars	3,515	-
Total revenue	50,405	32,191
Less:
Raw materials and consumables used	35,970	23,654
Freight charges	2,145	1,399
Sales commissions	1,353	952
Depreciation and amortization	1,468	914
Research expense	611	-
Employee costs and benefits	602	381
Excise tax and other government charges	274	219
Professional fees	162	-
Utilities	117	94
Office expenses	24	21
Maintenance expenses	5	1
	42,731	27,635
	$7,674	$4,556

6.	Earnings Per Share

	Three months ended March 31,
	2010	2009
Net income	$6,438	$3,942
Weighted average number of
common shares issued	50,000	50,000
Basic and diluted earnings per share	$129	$79

Basic and diluted earnings per share are the same because the Company does not have any equity instruments that would impact the calculation of diluted earnings per share during the three-month periods ended March 31, 2009 and 2010.

Jinhao Power Holdings Limited

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2010 and 2009
(Expressed in thousands of US dollars, except share and per share amounts)

7.	Related Party Transactions and Balances

A summary of balances and transactions with related parties is as follows:

	March 31,	December 31,
	2010	2009
With shareholders or directors:
Due from a shareholder and director	$17	$47

Transactions with entities under common control

U-Harbour, Haoyan and the Company are under common control. There are no transactions between the Company and U-Harbour and Haoyan for the three months ended March 31, 2010 and 2009. The Company does not have any outstanding balances with U-Harbour and Haoyan as of March 31, 2010 (December 31, 2009 - $Nil).

Due from a shareholder and director:

The balance due from a shareholder and director represents money advanced to the shareholder and director. It is non-interest bearing and has no fixed terms of repayments.

Key management compensation

During the three month period ended March 31, 2010, there were five Executive Officers (five members in 2009) and two Non-Executive Directors (two members in 2009). Key management salaries and other benefits incurred for the three months ended March 31, 2010 was $30 (2009 - $30).

Jinhao Power Holdings Limited

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2010 and 2009
(Expressed in thousands of US dollars, except share and per share amounts)

8.	Plant and Equipment
				March 31, 2010
		Equipment
		and	Office
	Buildings	machinery	equipment	Vehicles	Total
Cost
Balance at January 1, 2010	$10,532	$45,590	$101	$262	$56,485
Additions	-	-	-	-	-
Disposals	-	-	-	-	-
Translation difference	-	1	-	-	1
Balance at March 31, 2010	$10,532	$45,591	$101	$262	$56,486
Depreciation and impairment
Balance at January 1, 2010	$2,407	$12,736	$84	$97	$15,324
Depreciation during the period	126	1,311	5	12	1,454
Disposals	-	-	-	-	-
Translation difference	-	1	-	-	1
Balance at March 31, 2010	$2,533	$14,048	$89	$109	$16,779

Net Book Value at January 1, 2010	$8,125	$32,854	$17	$165	$41,161

Net Book Value at March 31, 2010	$7,999	$31,543	$12	$153	$39,707

Jinhao Power Holdings Limited

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2010 and 2009
(Expressed in thousands of US dollars, except share and per share amounts)

8.	Plant and Equipment (continued)
				December 31, 2009
		Equipment
		and	Office	Motor
	Buildings	machinery	equipment	vehicles	Total
Cost
Balance at January 1, 2009	$10,537	$25,484	$101	$263	$36,385
Additions	-	20,105	-	-	20,105
Disposals	-	-	-	-	-
Translation difference	(5)	1	-	-	(4)
Balance at December 31, 2009	$10,532	$45,590	$101	$263	$56,486
Depreciation and impairment
Balance at January 1, 2009	$1,902	$9,147	$66	$51	$11,166
Depreciation during the period	505	3,591	18	47	4,161
Disposals	-	-	-	-	-
Translation difference	-	(2)	-	-	(2)
Balance at December 31, 2009	$2,407	$12,736	$84	$98	$15,325

Net Book Value at January 1, 2009	$8,635	$16,337	$35	$212	$25,219

Net Book Value at December 31, 2009	$8,125	$32,854	$17	$165	$41,161

Depreciation expense is included in cost of goods sold and general and administrative expense. The depreciation expense for the period ended March 31, 2010 is $1,454 (2009 – $901). The Company’s buildings and its land use right were pledged to secure one of the bank loans (note 11).

Jinhao Power Holdings Limited

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2010 and 2009
(Expressed in thousands of US dollars, except share and per share amounts)

9.	Land Use Right

	March 31,	December 31,
	2010	2009
Balance, beginning of the period	$861	$917
Amortization for the period	(14)	(56)
Translation difference	-	-
Balance, end of the period	$847	$861

As of March 31, 2010, the Company had one land use right from the PRC government with a term of 48 years. The Company is amortizing this amount over 20 years because the Company’s operating license is 20 years and the remaining amortization period is 15.25 years. Amortization expense is included in general and administrative expenses. The amortization expense for the three months ended March 31, 2010 is $14 (2009 - $14).

Under the PRC law, land use rights can be revoked and the tenants can be forced to vacate at any time when re-development of the land is in the public interest. The Company’s land use right and buildings were pledged to secure one of the bank loans (note 11).

10.	Development Costs

	March 31,	December 31,
	2009	2009
Balance, beginning of the period	$23,851	$10,357
Additions	-	14,099
Amortization	(611)	(611)
Translation difference	-	6
Balance, end of the period	$23,240	$23,851

For the three months ended March 31, 2010, the Company amortized $611 of the costs and it is included in research expense (2009 - $Nil).

11.	Bank Loans

	March 31,	December 31,
	2009	2009
China Merchandise Bank (a)	$4,395	$4,395
Shenzhen Development Bank (b)	4,395	4,395
Bank of Communications (c)	3,663	3,663
Dawang Rural Credit Cooperatives (d)	2,344	2,344
Total bank loans	14,797	14,797
Less: Current-portion of bank loans	12,453	12,453
Long-term portion of bank loans	$2,344	$2,344

Jinhao Power Holdings Limited

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2010 and 2009
(Expressed in thousands of US dollars, except share and per share amounts)

11.	Bank Loans (continued)

	March 31,	December 31,
	2009	2009
The bank loans are repayable as follows:
Within 1 year or on demand	$12,453	$12,453
After 1 year but within 2 years	$2,344	$2,344

The long-term loan is secured by the Company’s buildings (note 8) and land use right (note 9). The carrying values are as follows:

	March 31,	December 31,
	2010	2009
Buildings (e)	$7,999	$8,125
Land use right (e)	847	861
	$8,846	$8,986

(a)

The Company has an operating line of credit from China Merchandise Bank with a maximum available credit of approximately $4,800. The amount withdrawn from the line is due in six months from the date of withdrawal. The line bears interest at 110% of the People's Bank of China (“PBOC”) prime rate. The interest rate was 5.94% at March 31, 2010 (December 31, 2009 – 5.94%). The line will expire on March 24, 2011 and is guaranteed by Haoyan and the President of the Company.

(b)

The Company has two operating lines of credit from Shenzhen Development Bank with total available credit to a maximum of approximately $4,395. The amounts withdrawn from the lines are due in December 2010 and bear interest at 130% of the PBOC prime rate. The interest rate was approximately 7.268% at March 31, 2010 (December 31, 2009 – 6.318%). The lines of credit are available until December 2010.

(c)

The Company has three bank loans from Bank of Communications for a total of $3,663. The loans are due on various dates between May and June 2010 and bear interest at 105% of the PBOC prime rate. The interest rate was approximately 5.67% at March 31, 2010 (December 31, 2009 - 5.67%).

(d)

The Company has an operating line of credit from Dawang Rural Credit Cooperative with total available credit to a maximum of approximately $2,637. The loan bears interest at a fixed rate of 6.975%. The loan is secured by the land use right and buildings. Both the due date of the loan and the expiry date of the line are April 2012.

(e)	The buildings and land use right cannot be re-pledged without permission from the existing debt holder.

Due to the market nature of interest being charged, the carrying values of bank loans are the same as their respective fair values.

Jinhao Power Holdings Limited

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2010 and 2009
(Expressed in thousands of US dollars, except share and per share amounts)

12.	Commitments

Commitments

(i)

In order to develop the electric car, the Company entered into exclusive patent use right agreements with three patent holders. The Company has committed to compensate these patent holders a total of $35 (RMB 240,000) per year starting from the first profitable year of electric car sales. The exclusive use right agreements expire on February 24, 2015, July 31, 2016 and August 28, 2026, respectively.

(ii)

The Company has entered into a contract with a vendor to construct a manufacturing plant and an office building with estimated future costs of $558 as of March 31, 2010. The project is expected to be completed by June 30, 2010.

(iii)	The Company contracted a supplier to install and test certain electric car equipment in early 2010 with an estimated cost of $1,091.

13.	Financial Instruments and Risk Management

Exposure to credit, liquidity, interest rate and currency risks arise in the normal course of the Company’s business. The related risk management policies and practice are described below:

(a)	Credit Risk and Concentration Risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s trade receivables.

The Company’s exposure to credit risk is influenced mainly by the characteristics of such long-term customers. A significant portion of the Company’s trade receivables are from export agents. Over the last three years, the Company has not suffered any significant credit related losses with any of its customers. As at March 31, 2010, the age of the Company’s trade receivables is all within 90 days (December 30, 2009 - 90 days). The Company does not consider any of its financial assets to be impaired.

At March 31, 2010, the Company had a credit and concentration risk, consisting of 73% and 22% (December 31, 2009 – 98% and 2%) of trade receivables due from two export agents, respectively.

Jinhao Power Holdings Limited

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2010 and 2009
(Expressed in thousands of US dollars, except share and per share amounts)

13.	Financial Instruments and Risk Management (continued)

(a)	Credit Risk and Concentration Risk (continued)

The Company reviews financial assets past due on an ongoing basis with the objective of identifying potential matters which could delay the collection of funds at an early stage. Once items are identified as being past due, contact is made with the respective customer to determine the reason for the delay in payment and to establish an agreement to rectify the breach of contractual terms. The carrying amount of financial assets represents the maximum credit exposure. Based on historic default rates, the Company believes that there are minimal requirements for an allowance for doubtful accounts and as a result, no allowance has been recorded. As well, deposits by certain customers are often made, which also helps to mitigate the risk, if any.

(b)	Market Risk

Market risk is the risk that changes in market prices, such as foreign exchange rates and interest rates, will affect the Company’s income or the value of its holding of financial instruments.

Foreign currency exchange risk

The Company’s manufacturing and sales operations are based in the PRC and accordingly revenues and related expenses generated from the Company’s Chinese subsidiaries are incurred in RMB. The statements of comprehensive income of the Company are translated into US dollars at the average exchange rates in each applicable period. To the extent the US dollar strengthens against the RMB, the conversion of these foreign currency denominated transactions into US dollars results in reduced revenues, operating expenses and net income from the Company’s operations. Similarly, the Company’s revenues, operating expenses and net income will increase if the US dollar weakens against the RMB.

The Company cannot predict the effect foreign exchange fluctuations will have on its results going forward. However, if there is an adverse change in foreign exchange rates versus the US dollar, it could have a material effect on net income and other comprehensive income. The Company does not hold any foreign currency hedging contracts that mitigate this risk.

Substantially all the Company’s cash, short-term investments, trade receivables, due from related parties, trade payables, other payables and accrued liabilities and bank loans are denominated in RMB.

Jinhao Power Holdings Limited

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2010 and 2009
(Expressed in thousands of US dollars, except share and per share amounts)

13.	Financial Instruments and Risk Management (continued)

	(b)	Market Risk (continued)

Foreign currency exchange risk (continued)

The following table summarizes the Company’s major foreign currency exposure as of March 31, 2010 and December 31, 2009:

	March 31, 2010	December 31, 2009
	In thousands of RMB	In thousands of RMB
Cash	64,852	61,654
Short-term investments	10,000	10,000
Trade receivables	12,118	39,451
Due (to) from related parties	(209)	(9)
Bank loans	(101,000)	(101,000)
Trade payables	(21,188)	(32,370)
Other payables	(17,030)	(17,007)
Net financial liabilities	(52,457)	(39,281)

Gains and losses arising upon translation of these amounts into US dollars for inclusion in the consolidated financial statements are recorded within accumulated other comprehensive income, a component of shareholder’s equity. At March 31, 2010, a 10% change in the average exchange rate between the US dollar and the RMB on the financial instruments would have an effect of $769 on the other comprehensive income (December 31, 2009 – $575).

Interest rate risk

The interest rates and terms of repayment of the Company’s borrowings are disclosed in note 11. Management has determined that the Company’s exposure to interest rate risk is not significant.

(c)	Liquidity risk

Liquidity risk is the risk that the Company is not able to meet its financial obligations as they fall due. The Company’s growth is financed through a combination of cash flows from operations, borrowing under the existing credit facilities and additional investment from the shareholder. One of management’s primary goals is to maintain an optimal level of liquidity through active management of assets and liabilities as well as cash flows. Management believes that the Company’s cash flow generated from operations and the Company’s ability to obtain financing from the banks will be sufficient to fulfill its contractual payment obligations over the next twelve months. Therefore, management believes that there is no significant liquidity risk. Except for the long-term bank loan, the Company does not have financial liabilities due after 12 months.

At March 31, 2010, the Company’s cash balance was $9,662 (December 31, 2009 - $9,032), working capital was $5,313 (December 31, 2009 - negative $3,204), and short-term bank loans balance were $12,453 (December 31, 2009 - $12,453).

Jinhao Power Holdings Limited

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three months ended March 31, 2010 and 2009
(Expressed in thousands of US dollars, except share and per share amounts)

13.	Financial Instruments and Risk Management (continued)

	(d)	Fair value

The fair value of cash, short-term investments, trade receivables, other receivables, bank loans, trade payables, other payables and accrued liabilities approximates their carrying values due to their short-term maturities. The fair value of the amount due from a related party is not readily determinable due to the related party nature of the advances.

Jinhao Power Holdings Limited

December 31, 2009 and 2008

Consolidated Financial Statements

(In thousands of US dollars)

Jinhao Power Holdings Limited

Table of Contents
December 31, 2009 and 2008
Page

Auditors’ Report	F-25

Consolidated Financial Statements	F-23

Statements of Comprehensive Income	F-26

Statements of Financial Position	F-27

Statements of Changes in Equity	F-28

Statements of Cash Flows	F-29

Notes to Financial Statements	F-30 - F-61

Auditors’ Report

To the Board of Directors and Shareholder of
Jinhao Power Holdings Limited

We have audited the consolidated statements of financial position of Jinhao Power Holdings Limited as at December 31, 2009, and 2008 and the consolidated statements of comprehensive income, changes in equity, and cash flows the years ended December 31, 2009, 2008 and 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We are not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years ended December 31, 2009, 2008 and 2007 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Signed: “MSCM LLP”

Chartered Accountants
Licensed Public Accountants

Toronto, Canada
June 15, 2010

Jinhao Power Holdings Limited
Consolidated Statements of Comprehensive Income
For the years ended December 31, 2009, 2008 and 2007
(In thousands of US Dollars, except share and per share amounts)

	2009	2008	2007
Sales (notes 9 and 25)	$192,112	$156,351	$84,980
Cost of sales (note 25)	150,388	134,469	70,752
Gross profit	41,724	21,882	14,228
Other revenues	-	120	83
Selling expenses	(10,495)	(2,909)	(1,471)
Research expenses (note 15)	(611)	(720)	(201)
General and administrative expenses	(972)	(664)	(566)
Operating income	29,646	17,709	12,073
Finance expense (note 5)	(332)	(589)	(531)
Income before income tax	29,314	17,120	11,542
Income tax expense (note 6)	(3,598)	(11)	(144)
Net income for the year	25,716	17,109	11,398
Other comprehensive income:
Unrealized (losses) gains on translating financial statements to reporting currency	(28)	4,706	3,753
Comprehensive income	$25,688	$21,815	$15,151

Earnings per share:
Basic and diluted	$514	$342	$228

Weighted average number of common shares outstanding:
Basic and diluted (note 19)	50,000	50,000	50,000

The accompanying notes are an integral part of these consolidated financial statements.

Jinhao Power Holdings Limited
Consolidated Statements of Financial Position
As at December 31, 2009 and 2008
(In thousands of US dollars)

	2009	2008
Assets
Current assets
Cash (note 7)	$9,032	$1,846
Short term investments	1,465	-
Trade receivables (notes 8 and 25)	5,780	26,582
Due from related parties (note 9)	47	646
Prepayments, deposits and other receivables (note 10)	322	1,789
Inventories (note 11)	1,168	12,211
	17,814	43,074
Prepayments, deposits and other receivables (note 10)	921	908
Plant and equipment (note 12)	41,161	25,219
Construction in progress (note 13)	53,623	14,408
Land use right (note 14)	861	917
Development costs (note 15)	23,851	10,357
Deferred tax assets (note 6)	573	3,261
	$138,804	$98,144
Liabilities
Current liabilities
Bank loans (note 16)	$12,453	$5,570
Trade payables (notes 25)	4,742	1,203
Due to related parties (note 9)	-	96
Customer deposits	387	723
Warranty provision (note 17)	17	-
Income taxes payable	816	-
Other payables and accrued liabilities (note 18)	2,603	895
	21,018	8,487
Deferred tax liabilities (note 6)	97	-
Bank loans – long term portion (note 16)	2,344	-
	23,459	8,487
Shareholder’s Equity
Share capital (notes 2(c) and 19)	50	50
Additional paid in capital (note 20)	56,326	56,326
Statutory reserves (note 21)	6,195	6,195
Retained earnings	42,383	16,667
Accumulated other comprehensive income – foreign translation adjustment	10,391	10,419
	115,345	89,657
	$138,804	$98,144

Commitments and Contingencies (note 22)
Subsequent events (note 26)

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board of Directors

Signed: “ ”	Signed: “ ”

Jinhao Power Holdings Limited
Consolidated Statements of Changes in Equity
For the years ended December 31, 2009, 2008 and 2007
In thousands of US Dollars, except number of shares)

			Additional	Statutory		Accumulated
	Number of	Share	Paid in	Reserve	Retained	Other	Total
	shares	Capital	Capital	Fund	Earnings	Comprehensive	Shareholder’s
	( note 19)	( note 19)	( note 20)	( note 21)	(Deficit)	Income (Loss)	Equity
Balance, January 1, 2007	50,000	$50	$49,266	$1,918	$(7,563)	$1,960	$45,631
Incorporation of Jinhao HK	-	-	1	-	-	-	1
Additional shareholder’s contribution	-	-	2,589	-	-	-	2,589
Net income	-	-	-	-	11,398	-	11,398
Transfer to statutory reserve	-	-	-	1,710	(1,710)	-	-
Other comprehensive income – foreign translation adjustment	-	-	-	-	-	3,753	3,753
Balance, December 31, 2007	50,000	50	51,856	3,628	2,125	5,713	63,372
Additional shareholder’s contribution	-	-	4,470	-	-	-	4,470
Net income	-	-	-	-	17,109	-	17,109
Transfer to statutory reserves	-	-	-	2,567	(2,567)	-	-
Other comprehensive income – foreign translation adjustments		-	-	-	-	4,706	4,706
Balance, December 31, 2008	50,000	50	56,326	6,195	16,667	10,419	89,657
Net income	-	-	-	-	25,716	-	25,716
Transfer to statutory reserves	-	-	-	-	-	-	-
Other comprehensive income – foreign translation adjustments	-	-	-	-	-	(28)	(28)
Balance, December 31, 2009	50,000	$50	$56,326	$6,195	$42,383	$10,391	$115,345

The accompanying notes are an integral part of these consolidated financial statements.

Jinhao Power Holdings Limited
Consolidated Statements of Cash Flows
For the years ended December 31, 2009, 2008 and 2007
(In thousands of US dollars)

	2009	2008	2007
Cash flow from operating activities:
Net income for the year	$25,716	$17,109	$11,398
Items not affecting cash:
Depreciation and amortization	4,217	3,596	3,117
Amortization of development costs	611	-	-
Warranty provision	17	-	-
Gain on disposition of equipment	-	(120)	-
Deferred income tax	2,783	11	144
Changes in non-cash working capital items:
Trade receivables	20,771	(5,777)	(5,658)
Prepayments, deposits and other receivables	1,452	322	(490)
Inventories	11,029	(427)	(1,751)
Due from related party	645	(888)	-
Trade payables	3,538	(1,026)	(3,631)
Due to related parties	(143)	144	(163)
Customer deposits	(335)	(2,175)	(3,841)
Income tax payable	815	-	-
Other payables and accrued liabilities	454	111	144
	71,570	10,880	(731)
Cash flow from investing activities:
Purchase of plant and equipment	(18,856)	-	(1,619)
Additions to construction in progress	(39,188)	(5,389)	-
Development costs on electric car project	(14,099)	(10,170)	-
Short term investments	(1,465)	-	-
	(73,608)	(15,559)	(1,619)
Cash flow from financing activities:
Additional shareholder’s contribution	-	4,397	2,564
Proceeds from bank loans	18,299	14,825	-
Repayment of bank loans	(9,076)	(13,242)	-
	9,223	5,980	2,564
Foreign exchange gain on cash held in foreign currency	1	59	28
Increase (decrease) in cash	7,186	1,360	242
Cash, beginning of year	1,846	486	244
Cash, end of year	$9,032	$1,846	$486

The interest and finance charges paid during the year ended December 31, 2009 were $683 (2008 – $597; 2007 – $531). Total tax paid during the year ended December 31, 2009 was $ Nil (2008 – $ Nil; 2007 – $ Nil). During the year ended December 31, 2008, the Company entered into a non-cash transaction with a non-related party by disposing of 10 vehicles with a net book value of $111 in exchange for 5 new vehicles having a fair value of $231 (note 12).

The accompanying notes are an integral part of these consolidated financial statements.

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

1.	Nature of Operations

Jinhao Power Holdings Limited (the “Company” or “Jinhao”) was incorporated by the sole shareholder, Mr. Chak Shing Tsoi (the “Shareholder”), on January 27, 2010 as a holding company. The registered office of the Company is located at 30 de Castro Street, Wickhams Cay 1, P.O. Box 4519, Road Town, Tortola, British Virgin Islands (“BVI”).

Guangdong Jinhao Motorcycle Co., Ltd (“Guangdong Jinhao”) was incorporated on March 24, 2003 and has been 75% owned by the Shareholder through Jinhao Motorcycle Company Limited (“Jinhao HK”), which is 100% owned by the Shareholder. Jinhao New Energy (Zhaoqing) Development Co., Ltd. (“New Energy”) has a beneficial interest in the remaining 25% investment in Guangdong Jinhao through a management services agreement entered into with Zhaoqing Haoyan Industrial Co., Ltd (“Haoyan”), the legal owner of that interest. New Energy and Haoyan are controlled by the Shareholder.

On February 8, 2010, the Shareholder of the Company transferred all of his shares in Jinhao HK into the Company. After the share transfer, the Company consolidated 100% of the accounts of Jinhao HK, Guangdong Jinhao and New Energy. The re-organization was treated as “Under Common Control”. The consolidated financial statements of the Company have been prepared applying the continuity of interest method of accounting, despite the change in the legal structure. This results in financial information of the Company being presented as if it had legally owned 100% of Guangdong Jinhao since March 24, 2003.

2.	Significant Accounting policies

	(a)	Statement of compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”).

	(b)	Basis of preparation

The consolidated financial statements have been prepared on a historical cost basis; except, for certain financial assets and liabilities, which have been measured at fair value.

The consolidated financial statements were authorized for issue by the Board of Directors on June 15, 2010.

	(c)	Basis of consolidation

Subsidiaries are entities controlled by the Company. Control exists when the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that presently are exercisable are taken into account. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

The consolidated financial statements include the accounts of the Company, Jinhao HK, Guangdong Jinhao and New Energy. All intercompany balances and transactions have been eliminated upon consolidation.

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

2.	Significant Accounting Policies (continued)

	(d)	Use of estimates and judgements

The preparation of consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and future period are affected. Judgments made by management in the application of IFRS that have a significant effect on the consolidated financial statements and major sources of estimation uncertainty include impairment assessment of development costs of the electric car project (note 15), bad debt allowance for trade receivables (notes 8 and 23), the useful life of plant and equipment, land use right, development costs of the electric car project (note 2) and warranty provision for the electric car sales (note 17).

	(e)	Revenue

Revenue is measured at the fair value of the consideration received or receivable provided it is probable that the economic benefits will flow to the Company and the revenue and costs, if applicable, can be measured reliably.

(i) Sales of products

The Company exports motorcycles and electric cars to foreign wholesalers through certain export agents (note 25) and sells to PRC domestic wholesalers. The Company recognizes revenues on the sale of products, net of discounts and sales returns, when products are delivered to customers or when delivered to export agents and carriers for export sales, which is when title and risks and rewards of ownership pass to the customers or export agents. Furthermore, revenue is recognized when collectability of the resulting receivable is reasonably assured.

For both export and domestic motorcycle sales, the Company makes no warranty, other than a right to return the product, typically within a period of one to three months. According to historical information, the amount of sales returns is not significant.

For both export and domestic electric car sales, the Company provides customers with a general warranty period from three month to one year. A warranty provision is accrued when sales incur. Revenue from motorcycle and electric car sales excludes value added tax and other sales tax. The excise tax related to the sales of products is included in cost of sales.

(ii) Interest income

Interest income is recognized on an accrual basis, taking into account the principal outstanding and the applicable effective interest rate.

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

2.	Significant Accounting Policies (continued)

	(f)	Foreign currency

(i) Functional and presentation currency

The Company has adopted USD as its presentation currency in the preparation of its consolidated financial statements. The functional currency of the Company is US dollars (“USD”). The functional currency of Guangdong Jinhao, Jinhao HK and New Energy is Renminbi (“RMB”) which is the currency of the primary economic environment in which these subsidiaries operate.

(ii) Foreign currency transactions

Transactions in foreign currency are recorded at the exchange rate prevailing on the date of the transaction. Foreign currency denominated monetary assets and liabilities are remeasured into the functional currency at the exchange rate prevailing on the balance sheet date. Exchange differences are recognized in net earnings. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are recorded using the exchange rate as at the date of the initial transaction.

(iii) Translation from functional currency to presentation currency

For the purpose of consolidation, the assets and liabilities are translated into USD at the exchange rate prevailing on the balance sheet date and the income and expenses at the average exchange rates for the period. The exchange differences arising from the translation are classified as equity and recognized as other comprehensive income.

	(g)	Income tax

Income tax expense comprises current and deferred tax. Income tax expense is recognized in profit and loss except to the extent that it relates to items recognized in equity, in which case it is directly recognized in equity.

Current tax is determined based on the taxable income of each taxable entity and tax rules applicable for respective tax jurisdictions using tax rates enacted or substantively enacted at the balance sheet date.

Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts of assets and liabilities and their respective tax bases, and unutilized business losses and tax credits. Such deferred tax assets and liabilities are computed separately for each taxable entity and for each taxable jurisdiction.

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

2.	Significant Accounting Policies (continued)

	(g)	Income tax (continued)

Deferred tax assets are recognized to the extent that it is probable that future taxable income will be available against which the deductible temporary differences, unused losses and tax credits will be utilized, except:

(i)

when the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; or

(ii)

when the deductible temporary difference is associated with investments in subsidiaries, in which case a deferred tax asset is only recognized to the extent that it is probable that the temporary difference will reverse in the foreseeable future and taxable profit will be available against which the temporary difference can be utilized.

Deferred tax liabilities are recognized for taxable temporary differences except:

(i)

when the deferred income tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and that, at the time of the transaction, affects neither the accounting profit or loss nor taxable profit or loss; or

(ii)

when the taxable temporary difference is associated with investments in subsidiaries, and the timing or the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

The amount of deferred tax assets and liabilities is measured based on the tax rates and tax laws that have been enacted or substantively enacted at the balance sheet date and that is expected to apply in the period when the assets are realized or the liabilities are settled. Deferred tax assets and liabilities are not discounted.

The carrying amount of a deferred tax asset is reviewed at each balance sheet date and is reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow the related tax benefit to be utilized. Any such reduction may be subsequently reversed to the extent that it becomes probable that sufficient taxable profits will be available. Deferred tax assets and deferred tax liabilities are offset only if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred tax assets and liabilities relate to the same taxable entity and the same taxation authority.

	(h)	Earnings per share

Basic earnings per share is computed by dividing net income attributable to the common shareholder of the Company by the weighted average number of common shares outstanding during the year. Diluted earnings per share is determined by adjusting the net income attributable to the common shareholder and the weighted average number of common shares outstanding for the effects of all dilutive potential common shares. Basic and diluted earnings per share are the same because the Company does not have any equity instruments that would impact the calculation of diluted earnings per share.

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

2.	Significant Accounting Policies (continued)

	(i)	Plant and equipment

(i) Recognition and measurement

Items of plant and equipment are stated at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to bring the asset to its working condition and location for its intended use.

Expenditures incurred after plant and equipment have been put into intended use, such as repairs and maintenance, are normally charged to net earnings in the year in which the costs are incurred.

(ii) Depreciation

Items of plant and equipment are depreciated on a straight-line basis, with 5%-10% residual value, over their expected useful lives as follows:

Buildings	20 years
Equipment and machinery	5-8 years
Vehicles and office equipment	5 years

The residual value, the useful life and the depreciation method applied to an asset are reassessed annually.

(j)	Construction in progress

Construction in progress represents buildings, plant and machinery and other fixed assets under construction or installation, and is initially recognized on the balance sheet at cost less impairment losses, and is not depreciated. Cost comprises cost of purchase, construction, installation and testing. Construction in progress is reclassified to the appropriate category of plant and equipment when completed and ready for use.

(k)	Borrowing costs

Borrowing costs are expensed as incurred unless they are directly attributable to the acquisition, construction or production of qualifying assets with the commencement date for capitalization on or after January 1, 2009.

(l)	Land use right

The land use right is stated at cost less accumulated amortization and impairment losses. The land use right is amortized on a straight-line basis over 20 years which is the term of the operating license.

(m)	Development costs

(i) Research activities

Expenditures on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, are recognized as expenses in net earnings as incurred.

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

2.	Significant Accounting Policies (continued)

(m)	Development costs (continued)

(ii) Development activities

Development activities involve a plan or design for the production of electric cars. Development expenditures are capitalized only if development costs can be measured reliably, the product in development is technically and commercially feasible, future economic benefits are probable, and the Company has sufficient resources, intends and is able to complete the development and sell the product. The expenditures capitalized include the cost of materials, direct labour and overhead costs that are directly attributable to the development of the product for its intended use. Other development expenditures are recognized as expenses in the statement of income as incurred.

Development costs are stated at cost less accumulated amortization and impairment losses. Development costs are amortized over an expected estimated useful life of 10 years using the straight-line method, commencing the last quarter of 2009 when the Company started production of the electric car.

Development costs are assessed for impairment whenever there is an indication that they may be impaired. The amortization period and the amortization method are reviewed at each balance sheet date.

(n)	Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined on the weighted average basis and, in the case of work in progress and finished goods, comprises direct materials, direct labour, and an appropriate proportion of overheads. Net realizable value is based on the estimated selling price in the ordinary course of business less any further costs expected to be incurred to completion and disposal.

(o)	Trade and other receivables

Trade and other receivables are initially recognized at fair value and thereafter stated at amortized cost less allowance for doubtful debts. An allowance for doubtful debts is made when there is objective evidence that the Company will not be able to collect the debts. Bad debts are written off when identified.

(p)	Interest-bearing borrowings

Interest-bearing borrowings are recognized initially at fair value less attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortized cost with any difference between the amount initially recognized and redemption value being recognized in profit or loss over the period of the borrowings, together with any interest and fees payable, using the effective interest method.

(q)	Cash

Cash is comprised of cash in bank accounts and on hand.

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

2.	Significant Accounting Policies (continued)

	(r)	Short-term investments

The short-term investments represent bank certificates of deposits placed with banks with original maturities from the date of purchase of more than three months.

	(s)	Warranty provision

The Company provides electric car customers a general warranty period from three months to one year. The estimated liability for product warranties is recorded when products are sold. These estimates are established based on the limited information to date. Management will monitor the operation and refine the estimates on a continuous basis. The timing of when warranty claims will arise and when the liabilities will be settled may vary. This is typically up to one year.

	(t)	Financial instruments

(i)	Classification, initial recognition and measurement

Financial instruments are initially measured at fair value when the Company becomes a party to their contractual arrangements. Transaction costs are included in the initial measurement of financial instruments, with the exception of financial instruments classified as fair value through profit or loss. The subsequent measurement of financial instruments is in accordance with the category in which they are classified.

The Company classifies its financial assets in the following categories: loans and receivables, available-for-sale, held-to-maturity and at fair value through profit or loss. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition. Financial liabilities are classified into financial liabilities at fair value through profit or loss and other financial liabilities.

•

Financial assets and financial liabilities at fair value through profit or loss. Financial instruments at fair value through profit or loss consist of items classified as held for trading. These are measured at fair value with changes in fair value recognized in the statements of income.

The Company has classified its cash and short-term investment as at fair value through profit or loss.

•	Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market and which are not classified as financial assets at fair value through profit or loss or financial assets available-for-sale. Subsequently, these are measured at amortized cost using the effective interest method less any impairment losses.

The Company has classified its trade receivables, other receivables and due from related party as loans and receivables.

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

2.	Significant Accounting policies (continued)

(t)	Financial instruments (continued)

	•	Other financial liabilities

All financial liabilities, other than those at fair value through profit or loss, are classified as non-trading financial liabilities and are measured at amortized cost using the effective interest method.

The Company has classified bank loans, trade payables, due to related parties and other payables and accrued liabilities as other liabilities.

	•	Available-for-sale financial assets

Available-for-sale financial assets are measured at fair value, with any gains and losses recognized directly in equity net of associated deferred income taxes. Any foreign currency translation gains or losses or interest revenue, measured on an effective-yield basis, are recognized in profit or loss. The Company does not have any financial instruments classified as available-for-sale.

Financial assets and financial liabilities are offset and the net amount reported in the consolidated balance sheets if, and only if, there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

	(ii)	Fair value of financial instruments

The fair value of financial instruments that are traded in active markets at each reporting date are determined by reference to quoted market prices or dealer price quotations (bid price for long positions and ask price for short positions), without any deduction for transaction costs.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques. Such techniques may include using recent arm’s length market transactions; reference to the current fair value of another instrument that is substantially the same; discounted cash flow analysis or other valuation models.

(u)	Impairment

(i) Non-financial assets

The carrying amounts of the Company’s non-financial assets, other than deferred tax assets and inventories, are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists then the asset’s recoverable amount is estimated. The recoverable amount of an asset is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”).

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

2.	Significant Accounting policies (continued)

(u) Impairment (continued)

(i) Non-financial assets- continued

An impairment loss is recognized if the carrying amount of an asset or its cash-generating unit exceeds its estimated recoverable amount. Impairment losses are recognized in the statement of income. Impairment losses recognized in prior periods are assessed at each balance sheet date for any indication that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

(ii) Financial assets

A financial asset is assessed at each balance sheet date to determine whether there is any objective evidence that it is impaired. A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows of the asset.

An impairment loss in respect of a financial asset measured at the amortized cost is calculated as the difference between its carrying amount, and the present value of estimated future cash flows discounted at the original effective interest rate.

Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics.

All impairment losses are recognized in net earnings.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognized. For financial assets measured at amortized cost, the reversal is recognized in net earnings.

(v)	Accounting pronouncements

Standards and amendments effective for the year

• Amendments to IAS 1 “Presentation of Financial Statements”:

The amendments to IAS 1, effective for annual periods beginning on or after January 1, 2009, affect the presentation of changes in equity and of comprehensive income statements. The names of related financial statements have also been amended. The “Consolidated statements of income and comprehensive income” are now called the “Consolidated statements of comprehensive income” and the “Consolidated balance sheets” are now called the “Consolidated statements of financial position”.

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

2.	Significant Accounting policies (continued)

	(v)	Accounting pronouncements (continued)

Standards and amendments effective for the year (continued)

•

Amendments to International Financial Reporting Standard 7 (“IFRS 7”) “Improving Disclosures about Financial Instruments” This standard, effective for annual periods beginning on or after January 1, 2009, requires an entity to provide additional disclosures, mainly relating to the fair value measurements of financial assets. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

		•	IFRS 8 “Operating Segments”

This standard, effective for annual periods beginning on or after January 1, 2009, requires an entity to adopt the management approach to reporting the financial performance of its operating segments in its annual financial statements. As a result of adopting this standard, an operating segments disclosure is included in note 3.

		•	Amendments to IAS 23 “Borrowing Costs”

The amendments, effective for annual periods beginning on or after January 1, 2009, remove the option of immediately recognizing borrowing costs related to qualifying assets as expense. As a result of this adoption, borrowing costs directly attributable to the acquisition, construction or production of qualifying assets with the commencement date for capitalization on or after January 1, 2009 have been capitalized as part of the cost of that asset. The Company capitalized borrowing costs of $343 for the year ended December 31, 2009 (2008 - $Nil). The capitalization rate used is approximately 6%.

•

International Financial Reporting Interpretations Committee (“IFRIC”) Interpretation 13 “Customer Loyalty Programmes” The interpretation, effective for annual periods beginning on or after January 1, 2009, requires an entity to allocate some of the proceeds of the initial sale to the award credits and recognize these proceeds as revenue when they have fulfilled their obligations to provide goods or services. Since the Company does not grant customer loyalty awards credits, the adoption of this standard did not have an impact on the Company’s consolidated financial statements.

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

2.	Significant Accounting policies (continued)

	(v)	Accounting pronouncements (continued)

Standards, amendments and interpretations not yet effective

		•	Revised IFRS 3 “Business Combinations”

The revised standard introduces some changes which affect (among other things) the valuation of non-controlling interests, the accounting for transaction costs, the initial recognition and subsequent measurement of contingent consideration and the accounting for business combinations achieved in stages.

These changes will impact the amount of goodwill recognized, the reported results in the period that an acquisition occurs and future reporting results. The revised standard is effective for annual periods on or after January 1, 2010. The Company will apply this revised standard prospectively to all business combinations from January 1, 2010.

		•	IFRS 9 “Financial Instruments”

IFRS 9 addresses classification and measurement of financial assets and replaces the multiple classification and measurement models in IAS 39 “Financial Instruments: Recognition and Measurement” with a single model that has only two classification categories: amortized cost and fair value. Classification under IFRS 9 is driven by the entity's business model for managing the financial assets and the contractual characteristics of the financial assets. IFRS 9 removes also the requirement to separate embedded derivatives from financial asset hosts. It requires a hybrid contract to be classified in its entirety at either amortized cost or fair value. The standard is effective for annual periods beginning on or after January 1, 2013 and not expected to have a material impact on the Company’s consolidated financial statements.

		•	Amendments to IAS 7 “Statement of Cash Flows”

The amendments clarify that only expenditures that result in the recognition of an asset can be classified as a cash flow from investing activities. These amendments are effective for annual periods beginning on or after January 1, 2010 and are not expected to have a significant effect on the Company’s consolidated financial statements.

		•	Amendments to IAS 17 “Leases”

The amendments clarify that when a lease includes both the land and building elements, an entity should determine the classification of each element based on paragraphs 7—13 of IAS 17, taking account of the fact that land normally has an indefinite economic life. These amendments are effective for annual periods beginning on or after January 1, 2010 and are not expected to have a significant effect on the Company’s consolidated financial statements.

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

2.	Significant Accounting policies (continued)

	(v)	Accounting pronouncements (continued)

Standards, amendments and interpretations not yet effective

		•	Revised IAS 24 “Related party Disclosures”

The revised standard clarifies and simplifies the definition of related parties. It also provides for a partial exemption of related party disclosure to government-related entities for transactions with the same government or entities that are controlled, jointly controlled or significantly influenced by the same government. The Company expects to adopt the revised standard from January 1, 2011 and the comparative related party disclosures will be amended accordingly.

		•	Amendments to IAS 27 “Consolidated and Separate Financial Statements”

The amendments (among other things) require accounting for changes in ownership interests by the Company in a subsidiary, while maintaining control, to be recognized as an equity transaction. When the Company loses control of a subsidiary, any interest retained in the former subsidiary will be measured at fair value with the gain or loss recognized in profit or loss. These amendments are effective for annual periods beginning on or after January 1, 2010 and are not expected to have a significant effect on the Company’s consolidated financial statements.

		•	Amendment to IAS 32 "Classification of rights issues"

The amendments clarify how to classify in the issuer’s financial statements those financial instruments which grant to shareholders the right to acquire equity instruments of the issuers for a price denominated in a currency other than issuer’s functional currency. If such instruments are issued pro rata to the issuer's existing shareholders for a fixed amount of cash, they should be classified as equity even if their exercise price is denominated in a currency other than the issuer's functional currency. The amendments are effective for annual periods beginning on or after February 1, 2010. The Company will adopt the standard if and when relevant transactions occur.

		•	Amendments to IAS 36 “Impairment of Assets”

The amendments clarify that the largest unit to which goodwill should be allocated is the operating segment level as defined in IFRS 8 before applying the aggregation criteria of IFRS 8. These amendments are effective for annual periods beginning on or after January 1, 2010 and are not expected to have a significant effect on the Company’s consolidated financial statements.

		•	Amendments to IAS 38 “Intangible Assets”

The amendments clarify guidance in measuring the fair value of an intangible asset acquired in a business combination and it permits the grouping of intangible assets as a single asset if each asset has similar economic useful lives. These amendments are effective for annual periods beginning on or after July 1, 2009. The Company will apply this amendment prospectively to all business combinations from January 1, 2010.

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

2.	Significant Accounting policies (continued)

	(v)	Accounting pronouncements (continued)

Standards, amendments and interpretations not yet effective

		•	IFRIC 17 “Distributions of non-cash assets to owners”

The interpretations clarify that a dividend payable should be recognized when the dividend is appropriately authorized and is no longer at the discretion of the entity, that an entity should measure the dividend payable at the fair value of the net assets to be distributed and that an entity should recognize the difference between the dividend paid and the carrying amount of the net assets distributed in profit or loss. The interpretations are effective for annual periods beginning on or after July 1, 2009 and not expected to have a material impact on the Company’s consolidated financial statements.

		•	IFRIC 18 “Transfers of assets from customers”

The interpretations clarify the accounting for arrangements where an item of property, plant and equipment, which is provided by the customer, is used to provide an ongoing service. The interpretations apply prospectively to transfers of assets from customers received on or after July 1, 2009, although some limited retrospective application is permitted. The interpretations will not have an impact on the Company’s consolidated financial statements.

		•	IFRIC 19 “Extinguishing Financial Liabilities with Equity Instruments”

The interpretations clarify that the entity's equity instruments issued to a creditor are part of the consideration paid to extinguish the financial liability and the equity instruments issued are measured at their fair value. If their fair value cannot be reliably measured, the equity instruments should be measured to reflect the fair value of the financial liability extinguished. Any difference between the carrying amount of the financial liability extinguished and the initial measurement amount of the equity instruments issued is included in the entity's income statement for the period. The interpretations are effective for annual periods beginning on or after July 1, 2010 with earlier application permitted. The interpretations will not have an impact on the Company’s consolidated financial statements.

		•	Improvement projects

As part of its annual improvement project published in April 2009, the IASB slightly amended various standards. The improvements focused on areas of inconsistencies in IFRSs or where clarification of wording was required. The effective dates of these amendments vary depending on the standard concerned. The Company has not yet assessed the impact of these amendment may have on future financial statements.

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

3.	Segment Information

Segment information is presented in respect of the Company’s business segments based on the Company’s management and internal reporting structure. The Company is organized into two reporting segments: electric car and motorcycle. The two segments are managed separately according to the nature of the products provided, with each segment representing a strategic business unit that offers different products and serves different markets. There are no intersegment transactions. The accounting policies of the segments are the same as those described in the significant accounting policies.

Prior to 2009, the electric car business was in the development stage and did not generate any revenue. Management reviewed aggregated financial information relating to both the electric car and the motorcycle business. Since sales of electric cars occurred in late 2009, the electric car business is identified by management as a new reportable segment in 2009, accordingly, segment information for the years ended December 31, 2008 and 2007 presented for comparative purposes has been provided to reflect the newly reportable segment as a separate segment.

Segment results and assets include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items consist of cash, short-term investments, interest- earning assets, interest-bearing loans and revenue, interest-bearing borrowings and expenses, amounts due to (from) related parties, certain prepayments and accrued liabilities, current and deferred income taxes, and corporate income and expenses. The Company’s treasury operations are managed centrally and it is impracticable to allocate interest income and expense to segments.

	Year Ended December 31, 2009
	Motorcycle	Electric car	Consolidated
Sales to external customers	$190,382	$1,730	$192,112
Total revenue			$192,112

Segment results	$31,010	$(512)	$30,498
Unallocated expenses (i)			(852)
Operating income			29,646
Finance costs			(332)
Income tax expense			(3,598)
Net income for year			$25,716

Non-cash segment information
Depreciation and amortization	$3,658	$559	$4,217
Research and development expenses	-	611	611
Warranty provision	-	17	17
Total non-cash (revenue) and expenses			$4,845

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

3.	Segment Information (continued)

	Year Ended December 31, 2008
	Motorcycle	Electric car	Consolidated
Sales to external customers	$156,351	$-	$156,351
Gain on disposition of equipment	120	-	120
Total revenue			$156,471

Segment results	$18,975	$(720)	$18,255
Unallocated expenses			(546)
Operating income			17,709
Finance costs			(589)
Income tax expense			(11)
Net income for year			$17,109

Non-cash segment information
Depreciation and amortization	$3,596	$-	$3,596
Gain on disposition of equipment	(120)	-	(120)
Total non-cash (revenue) and expenses			$3,476

	Year Ended December 31, 2007
	Motorcycle	Electric car	Consolidated
Sales to external customers	$84,980	$-	$84,980
Total revenue			$84,980

Segment results	$12,648	$(201)	$12,447
Unallocated expenses			(374)
Operating income			12,073
Finance costs			(531)
Income tax expense			(144)
Net income for year			$11,398

Non-cash segment information
Depreciation and amortization	$3,117	$-	$3,117
Total non-cash (revenue) and expenses			$3,117

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

3.	Segment Information (continued)

	Year Ended December 31, 2009
	Motorcycle	Electric car	Consolidated
Segment assets	$47,244	$80,443	$127,687
Unallocated assets (ii)			11,117
Total assets			$138,804

Segment liabilities	$5,669	$1,711	$7,380
Unallocated liabilities (iii)			16,079
Total liabilities			$23,459

Capital expenditure information
Additions to property and equipment	$-	$20,105	$20,105
Additions to construction in progress	6,207	32,981	39,188
Additions to development costs	-	14,099	14,099
			$73,392

	Year Ended December 31, 2008
	Motorcycle	Electric car	Consolidated
Segment assets	$78,159	$14,232	$92,391
Unallocated assets			5,753
Total assets			$98,144

Segment liabilities	$8,391	$-	$8,391
Unallocated liabilities			96
Total liabilities			$8,487

Capital expenditure information
Additions to property and equipment	$231	$-	$231
Additions to construction in progress	1,583	3,805	5,388
Additions to development costs	-	10,170	10,170
			$15,789

(i)	Unallocated expenses include corporate management and administration overhead expense.

(ii)	Unallocated assets include cash, short term investment, due from related parties and deferred tax assets.

(iii)	Unallocated liabilities include bank loans, income taxes payable, certain other payables and accrued liabilities related to corporate expenses and deferred tax liabilities.

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

4.	Operating Income by Nature
	2009	2008	2007

Sales of motorcycles	$190,382	$156,351	$84,980
Sales of electric cars	1,730	-	-
Sub total	192,112	156,351	84,980
Other income
Gain on disposal of equipment	-	120	-
Other	-	-	83
Total revenue	192,112	156,471	85,063
Expenses
Raw materials and consumables used	140,517	122,004	63,011
Freight charges	7,570	3,723	1,676
Sales commissions	5,429	2,759	1,345
Depreciation and amortization	4,217	3,596	3,117
Employment costs and benefits	1,727	1,805	1,320
Excise tax and other government charges	1,398	2,208	982
Research expenses	611	720	201
Utilities	465	1,711	1,102
Professional fees	428	-	-
Office	97	74	101
Maintenance	7	12	9
Advertising	-	150	126
	162,466	138,762	72,990
	$29,646	$17,709	$12,073

5.	Finance expense
	2009	2008	2007
Finance expense
Interest expense	$(317)	$(585)	$(530)
Bank charges	(15)	(4)	(1)
	$(332)	$(589)	$(531)

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

6.	Income Taxes

All of the Company’s business operations are through the Company’s operating subsidiary, Guangdong Jinhao, located in the PRC. The PRC statutory income tax rate was 33% during 2006 and 2007. In accordance with the new PRC Corporate Income Tax Law (the “New CIT Law”) which was approved and became effective on January 1, 2008, the PRC statutory income tax rate was charged to 25%. However, Guangdong Jinhao is a production-oriented foreign investment enterprise and under the Foreign Enterprise Income Tax Law and its implementation rules, Guangdong Jinhao was entitled to a tax holiday of a 2-year full exemption followed by a 3-year 50% exemption commencing from their respective first profit-making year after offsetting accumulated tax losses, if any.

The PRC government has approved fiscal 2007 as Guangdong Jinhao’s first full operational and profitable year, and accordingly Guangdong Jinhao has received a full exemption from income tax for the years ended December 31, 2008 and 2007. Guangdong Jinhao is entitled to a 50% reduction in its tax rate from fiscal 2009 to fiscal 2011. Accordingly, the effective income tax rate is 12.5% for the year ended December 31, 2009.

No provision for Hong Kong profits tax has been made, as the Company did not earn any income subject to Hong Kong profits tax for the years ended December 31, 2009, 2008 and 2007.

Income tax expense varies from the amount that would be determined by applying the PRC statutory rate of 25% (2008 – 25% and 2007 – 33%) to income before income taxes as follows:

	2009	2008	2007
Income before income taxes	$29,314	$17,120	$11,542

Income taxes at PRC tax rate	$7,329	$4,280	$3,809
Increase (decrease) in income taxes resulting from:
Non-deductible items	-	29	-
Income tax exemption	(3,731)	(4,298)	(3,665)
Provision for income taxes	$3,598	$11	$144

The Company’s income tax provision is allocated as follows:
Current tax expense	$815	$-	$-
Deferred tax expense	2,783	11	144
	$3,598	$11	$144

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

6.	Income Taxes (continued)

A summary of deferred tax assets and liabilities is as follows:

	2009	2008
Deferred tax assets:
Development cost – electric car	$299	$162
Plant and equipment and land use right	257	244
Pre-operating expenses	-	2,784
Current assets and liabilities	17	71
Total deferred assets	$573	$3,261

Deferred tax liabilities:
Construction in progress	$(43)	$-
Other payables and accrued liabilities	(54)	-
Total deferred liabilities	$(97)	$-

At December 31, 2009, the Company has $Nil in non-capital loss carry-forwards in the PRC (2008 – $Nil).

7.	Cash

	2009	2008
Cash on hand	$23	$10
Cash in bank	9,009	1,836
Cash	$9,032	$1,846

8.	Trade Receivables

The aging of the Company’s trade receivables is as follow:

	2009	2008
<30 days	$5,780	$1,249
30-60 days	-	1,913
60-90 days	-	23,420
	$5,780	$26,582

Bad debt expense for the year ended December 31, 2009 was $Nil (2008 and 2007 - $Nil).

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

9.	Related Party Transactions and Balances

In the normal course of operations, the Company has entered into certain related party transactions which have been measured at the consideration established and agreed to by the related parties. There are no transactions or balances due between the Company and its subsidiaries - Guangdong Jinhao and New Energy for the years ended December 31, 2009, 2008 and 2007.

A summary of balances and transactions with related parties is as follows:

	2009	2008	2007
With entities under common control
Due from U-Harbour Co., Ltd. (“U-Harbour”)	$-	$897	$-
Due to U-Harbour	-	(251)

Due from (to) U-Harbour , net	$-	$646	$-

Sale of products to U-Harbour	$-	$911	$815

With the shareholder or directors:
Due from (to) the shareholder and director	$47	$(96)	$-

Key management compensation:
Salaries and other benefits	$104	$264	$98

Transactions with entities under common control:

U-Harbour, Haoyan and the Company are under common control. There are no transactions between the Company and Haoyan for the years ended December 31, 2009, 2008 and 2007. U-Harbour purchased products from the Company during the years ended December 31, 2008 and 2007. The amount due to this related party represents prepayments made by U-Harbour to the Company, and the amount due from this related party represents the trade receivable from U-Harbour. Related party balances are subject to normal trade terms.

Due from (to) a shareholder and director:

The balance due from a shareholder and director represents money advanced to the shareholder and director. The balance due to a shareholder and director represents unpaid compensation and unreimbursed business expense paid by the shareholder on behalf of the Company.

Key management compensation:

During 2009, there were five executive officers (five in 2008 and 2007) and two non-executive directors (two in 2008 and 2007).

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

10.	Prepayments, Deposits and Other Receivables

	2009	2008
Current:
VAT receivables	$322	$1,789

Long-term:
Long-term deposits with raw material suppliers	$921	$908

11.	Inventories

	2009	2008
Raw materials	$908	$11,857
Finished goods	260	354
	$1,168	$12,211

During the year ended December 31, 2009, the Company recorded no inventory write-downs and made no reversals of previous inventory write-downs (2008 and 2007 - $Nil). The production cycle is approximately two days. As at December 31, 2009, there was no work-in-progress (2008 and 2007 - $Nil).

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

12.	Plant and Equipment

				December 31, 2009
		Equipment
		and	Office
Cost	Buildings	machinery	equipment	Vehicles	Total
Balance at January 1, 2009	$10,537	$25,484	$101	$263	$36,385
Additions	-	20,105	-	-	20,105
Disposals	-	-	-	-	-
Translation difference	(5)	1	-	-	(4)
Balance at December 31, 2009	$10,532	$45,590	$101	$263	$56,486

Depreciation and impairment
Balance at January 1, 2009	$1,902	$9,147	$66	$51	$11,166
Depreciation for the year	505	3,591	18	47	4,161
Translation difference	-	(2)	-	-	(2)
Balance at December 31, 2009	$2,407	$12,736	$84	$98	$15,325

Net Book Value
January 1, 2009	$8,635	$16,337	$35	$212	$25,219
December 31, 2009	$8,125	$32,854	$17	$165	$41,161

				December 31, 2008
		Equipment
		and	Office
Cost	Buildings	machinery	equipment	Vehicles	Total
Balance at January 1, 2008	$9,855	$23,835	$ 94	$246	$34,030
Additions	-	-	-	231	231
Disposals	-	-	-	(231)	(231)
Translation difference	682	1,649	7	17	2,355
Balance at December 31, 2008	$10,537	$25,484	$101	$263	$36,385

Depreciation and impairment
Balance at January 1, 2008	$1,306	$5,716	$ 45	$116	$ 7,183
Depreciation for the year	497	2,981	18	46	3,542
Disposals	-	-	-	(120)	(120)
Translation difference	99	450	3	9	561
Balance at December 31, 2008	$1,902	$9,147	$ 66	$ 51	$ 11,166

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

12.	Plant and Equipment (continued)

	December 31, 2008
Net book value
January 1, 2008	$8,549	$18,119	$ 49	$130	$26,847
December 31, 2008	$8,635	$16,337	$ 35	$212	$25,219

Depreciation expense is included in cost of goods sold and general and administrative expense. The depreciation expense for the year ended December 31, 2009 is $4,161 (2008 – 3,542 and 2007 - $2,265). The Company’s buildings and its land use right were pledged to secure one of the bank loans (note 16).

13.	Construction in Progress

			December 31, 2009
		Equipment and
	Building and plants	machinery to be	Electric car
	under-construction	installed	moulds	Total
Balance, January 1, 2009	$10,770	$3,638	$-	$14,408
Additions	9,228	13,479	16,481	39,188
Translation difference	3	10	14	27
Balance, December 31, 2009	$20,001	$17,127	$16,495	$53,623

			December 31, 2008
		Equipment and
	Building and plants	machinery to be	Electric car
	under-construction	installed	moulds	Total
Balance, January 1, 2008	$8,343	$-	$-	$8,343
Additions	1,816	3,572	-	5,388
Translation difference	611	66	-	677
Balance, December 31, 2008	$10,770	$3,638	$-	$14,408

The Company’s construction in progress comprises of buildings and plants under construction and equipment, machinery and moulds to be tested and installed. Included in the addition of equipment and machinery was a total of $343 capitalized borrowing cost (2008 and 2007 - $Nil). The capitalization rate used was approximately 6%.

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

14.	Land Use Right

	2009	2008
Balance, beginning of the year	$917	$909
Amortization for the year	(56)	(54)
Translation difference	-	62
Balance, end of the year	$861	$917

As of December 31, 2009, the Company had one land use right from the PRC government with a term of 48 years. The Company is amortizing this amount over 20 years because the Company’s operating license is 20 years and the remaining amortization period is 15.5 years. Amortization expense is included in general and administrative expenses. The amortization expense for the year ended December 31, 2009 is $56 (2008 - $54 and 2007 - $50).

Under the PRC law, land use rights can be revoked and the tenants can be forced to vacate at any time when re-development of the land is in the public interest. The Company’s land use right and buildings were pledged to secure one of the bank loans (note 16).

15.	Development costs

	2009	2008
Balance, beginning of the year	$10,357	$-
Additions	14,099	10,170
Amortization for the year	(611)	-
Translation difference	6	187
Balance, end of the year	$23,851	$10,357

The electric car project in which the Company is engaged is part of the PRC’s National High-tech R&D Program ("863 Program"). The Company has capitalized $24,456 in development costs as at December 31, 2009 (2008 – $10,357).

Management estimates the useful life of the capitalized development costs for the electric car project is 10 years. Amortization started in the last quarter of 2009 when production of electric cars commenced. The amortization expense for the year ended December 31, 2009 is $611 (2008 and 2007- $Nil). The amortization expense was included in research expense. Total research expense for the year ended December 31, 2009 is $611 (2008 – $720; 2007 – $201).

An impairment test is performed annually. The recoverable amount of development costs has been estimated using a value in use calculation based on future cash flows expected to be derived from the capitalized development costs over their remaining useful life. The base cash flow projections have been derived from the most recent 5 year business plan, which has been approved by management. The pre-tax discount rate applied to cash flow projections is 10%. Cash flow projections beyond the base 5 year period are estimated using a 15% growth rate. As value in use exceeds the development costs, no impairment loss is required for fiscal 2009 (2008 - $Nil).

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

16.	Bank Loans

	2009	2008
China Merchandise Bank (a)	$4,395	$1,466
Shenzhen Development Bank (b)	4,395	1,466
Bank of Communication (c)	3,663	-
Dawang Rural Credit Cooperatives (d)	2,344	2,638
Total bank loans	14,797	5,570
Less: Current-portion of bank loans	12,453	5,570
Long-term portion of bank loans	$2,344	$-
The bank loans are repayable as follows:
Within 1 year or on demand	$12,453	$5,570
After 1 year but within 2 years	$-	$-
After 1 year but within 2 years	$2,344	$-

The long term loan is secured by the Company’s buildings (note 13) and land use right (note 14). The carrying values are as follows:

	2009	2008
Buildings (e)	$8,125	$8,635
Land use right (e)	861	917
	$8,986	$9,552

(a)

The Company has an operating line of credit from China Merchandise Bank with a maximum available credit of approximately $4,800. The amounts withdrawn from the line is due in six months from the date of withdrawal. The line bears interest at 110% of the People's Bank of China (“PBOC”) prime rate. The interest rate was 5.94% at December 31, 2009 (2008 – 7.394%). The line will expire on March 24, 2011 and is guaranteed by Haoyan and the President of the Company.

(b)

The Company has two operating lines of credits from Shenzhen Development Bank with total available credit to a maximum of approximately $4,395. The amounts withdrawn from the lines are due in February and August 2010 and bear interest at 113% of the PBOC prime rate. The interest rate was approximately 6.318% at December 31, 2009 (2008 – fixed rate at 8.541%). The lines of credit are available until August 2010.

(c)

The Company has three bank loans from Bank of Communications for a total of $3,663. The loans are due on various dates between May and June 2010 and bear interest at 105% of the PBOC prime rate. There interest rate was approximately 5.7% at December 31, 2009.

(d)

The Company has an operating line of credit from Dawang Rural Credit Cooperative with total available credit to a maximum of approximately $2,637. The loan bears interest at a fixed rate of 6.975%. The loan is secured by the land use right and buildings. Both the due date of the loan and the expiry date of the line are April 2012.

(e)	The buildings and land use right cannot be re-pledged without permission from the existing debt holder.

Due to the market nature of interest being charged, the carrying values of bank loans are the same as their respective fair values. The maturity date of the long-term loan is April 1, 2012.

During December 31, 2009, the Company capitalized $343 (2008 - $Nil) of borrowing cost to the construction in progress (note 13).

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

17.	Warranty provision

	2009	2008
Balance, beginning of the year	$-	$-
Provision made during the year	17	-
Provision utilized during the year	-	-
Translation difference	-	-
Balance, end of the year	$17	$-

The Company provides electric car customers a general warranty period from three months to one year. The estimated liability for product warranties is recorded when products are sold. These estimates are established based on the limited information to date. Management will monitor the operation and refine the estimates on a continuous basis.

18.	Other Payables and Accrued Liabilities

	2009	2008
Equipment purchase payable	$1,465	$-
Commission payable	488	-
Professional fee accrual	191
Salary and welfare payable	170	246
Other taxes payable	111	605
Others	178	44
	$2,603	$895

19.	Share Capital

Authorized
50,000 common shares with par value US$1.00 each

Issued

	2009	2008
Number of common shares issued and outstanding	50,000	50,000

Share capital	$50	$50

The Company was incorporated in January 27, 2010 (note 26). The Company’s number of common shares authorized and issued has been retroactively applied to 2009, 2008 and 2007 as if the shares had been issued and the Company had legally owned all subsidiaries since March 24, 2003.

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

20.	Additional Paid-in Capital

The additional paid in capital represents amounts invested in Guangdong Jinhao by the shareholder of the Company.

21.	Statutory Reserves

Pursuant to the Articles of Association of the Company’s subsidiaries in the PRC, appropriations to the statutory reserve were made at a certain percentage of profit after taxation determined in accordance with the accounting rules and regulations of the PRC.

Under the laws of the PRC, Guangdong Jinhao must set aside a portion of its net income each year as a general reserve fund until the fund has reached 50% of the entity's registered capital approved by the PRC government. As of December 31, 2009, the total registered capital of Guangdong Jinhao is $12,059 (2008 - $12,059). Total statutory reserve funds accumulated by Guangdong Jinhao as at December 31, 2009 were $6,195 (2008 - $6,195). These funds are not allowed to be distributed to shareholders until the time of winding up. There was no additional appropriation of profit to statutory reserves during 2009 because the fund reached 50% of its registered capital.

The statutory reserves are restricted for set off against losses, expansion of production and operations or increase of registered capital of Guangdong Jinhao. These reserves are therefore not available for distribution except on liquidation.

22.	Commitments and Contingencies

Commitments

In order to develop the electric car, the Company entered into exclusive patent use rights agreements with three patent holders. The Company has committed to compensate these patent holders a total of $35 (or RMB 240,000) per year starting from the first profitable year of electric car sales. The exclusive use right agreements expire on February 24, 2015, July 31, 2016 and August 28, 2026, respectively.

The Company has entered into a contract with a vendor to construct the manufacturing plant and office building with estimated future costs of $558 as of December 31, 2009. The project is expected to be completed by June 30, 2010.

The Company contracted a supplier to install and test certain electric car equipment in early 2010 with an estimated cost of $1,091.

Contingencies

The Company is involved in disputes arising in the ordinary course of business. There is no current litigation pending. It is the opinion of the management that it has meritorious defenses against any related future claims if applicable, which the Company will vigorously pursue. No provision has been made for pending claims when management believes a future outflow in settlement is remote and will not have a material effect on the Company’s results of operations, cash flow or financial position.

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

23.	Financial Instruments and Risk Management

The exposure to credit, liquidity, interest rates and currency risks arises in the normal course of the Company’s business. The related risk management policies and practice are described below:

	(a)	Credit Risk and Concentration Risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s trade receivables.

The Company’s exposure to credit risk is influenced mainly by the characteristics of long-term customers. A significant portion of the Company’s trade receivables are from long-term export agents (note 25). Over the last three years, the Company has not suffered any significant credit related losses. At December 31, 2009, 2008 and 2007, the Company did not consider any of its financial assets to be impaired.

At December 31, 2009, 2008 and 2007, the Company had a credit and concentration risk, consisting of 98% 88% and 79% of trade receivables due from one export agent (note 25).

The Company reviews financial assets past due on an ongoing basis with the objective of identifying potential matters which could delay the collection of funds at an early stage. Once items are identified as being past due, contact is made with the respective customer to determine the reason for the delay in payment and to establish an agreement to rectify the breach of contractual terms. The carrying amount of financial assets represents the maximum credit exposure. Based on historic default rates, the Company believes that there are minimal requirements for an allowance for doubtful accounts and as a result, no allowance has been recorded (note 8). As well, deposits by certain customers are often made, which also helps to mitigate the risk, if any.

	(b)	Market Risk

Market risk is the risk that changes in market prices, such as foreign exchange rates and interest rates, will affect the Company’s income or the value of its holding of financial instruments.

• Foreign currency exchange risk

The Company’s manufacturing and sales operations are based in the PRC and accordingly revenues and related expenses generated from the Company’s PRC subsidiaries are incurred in RMB. The net earnings of the Company are translated into US dollars at the average exchange rate in each applicable period.

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

23.	Financial Instruments and Risk Management (continued)

(b)	Market Risk (continued)

	•	Foreign currency exchange risk

To the extent the US dollar strengthens against RMB, the foreign currency conversion of these foreign currency denominated transactions into US dollars results in reduced revenues, operating expenses and net income for the Company’s operations. Similarly, the Company’s revenues, operating expenses and net income will increase if the US dollar weakens against RMB. The Company cannot predict the effect foreign exchange fluctuations will have on its results going forward. However, if there is an adverse change in RMB exchange rates versus the US dollar, it could have a material effect on net income and other comprehensive income. The Company does not hold any foreign currency hedging contracts that mitigate this risk.

Substantially all the Company’s cash, short-term investment, trade receivables, other receivables, due from related party, trade payables, other payables and accrued liabilities, due to related parties and bank loans are denominated in RMB. The following table summarizes the Company’s major foreign currency exposure as of December 31, 2009, 2008 and 2007:

	2009	2008	2007
	RMB	RMB	RMB
Cash	61,654	12,595	3,546
Short term investment	10,000	-	-
Trade receivables	39,451	181,353	141,216
Other receivables	-	-	624
Due from (to) related parties	(9)	3,408	(1,766)
Bank loans	(101,000)	(38,000)	(27,000)
Trade payables	(32,370)	(8,210)	(15,340)
Other payables and accrued liabilities	(17,007)	(1,979)	(1,347)
Net financial assets	(39,281)	149,167	99,933

Gains and losses arising upon translation of these amounts into US dollars for inclusion in the consolidated financial statements are recorded within accumulated other comprehensive income, a component of shareholder’s equity. For the year ended December 31, 2009, a 10% change in the average exchange rate between the US dollar and the RMB on the financial instruments would have an effect of $575 on other comprehensive income (2008 – $2,186; 2007 – $1,370).

•	Interest rate risk

The interest rates and terms of repayment of the Company’s borrowings are disclosed in note 16. Management determines that the Company’s exposure to interest rate risk is not significant.

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

23.	Financial Instruments and Risk Management (continued)

(c)	Liquidity Risk

Liquidity risk is the risk that the Company is not able to meet its financial obligations as they fall due. The Company’s growth is financed through a combination of cash flows from operations, borrowing under the existing credit facilities and additional investment from the shareholder. One of management’s primary goals is to maintain an optimal level of liquidity through active management of assets and liabilities as well as cash flows. For the year ended December 31, 2009, the Company invested significant amounts of money into the electric car project. As a result, working capital at December 31, 2009 is negative. Management believes that the Company’s cash flow generated from operations and the Company’s ability to obtain financing from the banks will be sufficient to fulfill its contractual payment obligations over the next twelve months. Therefore, management believes that there is no significant liquidity risk. Except, for the long-term bank loan, the Company does not have financial liabilities due after 12 months.

At December 31, 2009, the Company’s cash balance was $9,032 (2008 - $1,846), working capital balance was a negative $3,204 (2008 – positive $34,587), and short-term bank loans balance was $12,453 (2008 - $5,570).

b)	Fair Value

The fair value of cash, short term investment, trade receivables, other receivables, bank loans, trade payables, other payables and accrued liabilities approximates their carrying values due to their short-term maturities. The fair value of the amount due from or to a related party is not readily determinable due to the related party nature of the advances.

Fair value hierarchy

Level 1:	quoted prices (unadjusted) in active markets for identical assets and liabilities.

Level 2:	inputs other than quoted prices included within Level 1 that are observable for the assets and liability, either directly or indirectly.

Level 3:	inputs for the asset or liability that are not based on observable market.

The table below analyses financial instruments carried at fair value as at December 31, 2009:

Fair Value Measurements Using	Level 1	Level 2	Level3	At Fair Value
Cash	$9,032	$-	$-	$9,032
Short term investments	1,465	-	-	1,465
Total	$10,497	$-	$-	$10,497

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

23.	Financial Instruments and Risk Management (continued)

(d)	Fair Value (continued)

The table below analyses financial instruments carried at fair value as at December 31, 2008.

Fair Value Measurements Using	Level 1	Level 2	Level3	At Fair Value
Cash	$1,846	$-	$-	$1,846
Total	$1,846	$-	$-	$1,846

24.	Capital Management

The Company’s objective is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business. Management defines capital as the Company’s shareholder’s equity. Net earnings generated from operations are mostly available for reinvestment in the Company. The Board of Directors does not establish quantitative return on capital criteria for management; but rather promotes year over year sustainable profitable growth.

There were no changes in the Company’s approach to capital management during the period. The Company is not subject to externally imposed capital requirements other than as disclosed in note 21.

25.	Economic Dependence

During the year ended December 31, 2009, revenue through two export agents comprised 50% and 16% of total revenue respectively, and two suppliers accounted for 17% and 12% of total purchases respectively. As at December 31, 2009, one export agent individually represented 98% of total trade receivables and one supplier represented 28% of total trade payables.

During the year ended December 31, 2008, revenue through two export agents comprised 69% and 10% of total revenue respectively, and one supplier accounted for 12% of total purchases. As at December 31, 2008, one export agent individually represented 88% of total trade receivables and three suppliers represented 16%, 24% and 34% of total trade payables, respectively.

During the year ended December 31, 2007, revenue through one export agent comprised 75% of total revenue and two suppliers individually accounted for 32% and 21% of total purchases, respectively. As at December 31, 2007, one export agent individually represented 79% of total trade receivables and three suppliers represented 12%, 24% and 33% of total trade payables, respectively.

Jinhao Power Holdings Limited
Notes to Consolidated Financial Statements
December 31, 2009, 2008 and 2007
(In thousands of US dollars)

26.	Subsequent Events

The Company was incorporated on January 27, 2010. The shareholder transferred all his shares of Jinhao HK into the Company on February 8, 2010. After the share transfer, the Company consolidated 100% of the accounts of Jinhao HK, Guangdong Jinhao and New Energy. The re-organization was treated as “Under Common Control”. The consolidated financial statements of the Company have been prepared applying the continuity of interest method of accounting, despite the change in the legal structure. This results in financial information of the Company being presented as if it had legally owned 100% of Guangdong Jinhao since March 24, 2003.

JINHAO MOTOR COMPANY

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

---------------------------------------------------------------------------------------------------------

CONTENTS

Basis of presentation	F-63
Unaudited Pro Forma Condensed Consolidated Balance Sheet at March 31, 2010	F-64 - F-65
Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss) and Comprehensive	F-66
Income (Loss) for the three months ended March 31, 2010

JINHAO MOTOR COMPANY
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

Basis of Presentation

On August 11, 2010, Jinhao Motor Company (“the Company”) entered into a Share Exchange Agreement, pursuant to which the Company acquired 100% of the issued and outstanding capital stock of Jinhao Power Holdings Ltd. (“Jinhao”) in exchange for 45,600,418 shares of the Company’s common stock, par value $0.001, which constituted 95% of the Company’s issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement and after giving effect to a cancellation of 2,479,523 shares of the Company’s common stock by its former director and officer on the same day pursuant to a share purchase agreement.

The unaudited pro forma condensed consolidated statements of income (loss) combine the historical condensed consolidated statements of income (loss) of the Company and Jinhao, giving effect to the share exchange and other related events as if it had occurred on March 31, 2010. The unaudited pro forma condensed consolidated balance sheet combines the historical condensed consolidated balance sheets of the Company and Jinhao, giving effect to the share exchange and other related events as if it had been consummated on March 31, 2010. These unaudited pro forma condensed consolidated financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the transaction occurred on the date indicated and are not necessarily indicative of the results that may be expected in the future.

PRO-FORMA BALANCE SHEET
AS AT MARCH 31, 2010

	Jinhao Power	Jinhao Motor
	Holdings Ltd.	Company		Pro Forma		Pro Forma
	Historical	Historical		Adjustments		Combined
CURRENT ASSETS
Cash and cash equivalents	$9,662,000	$317		$-		$9,662,317
Short-term investments	1,465,000	-		-		1,465,000
Trade receivable	1,614,000	-		-		1,614,000
Inventories	12,304,000	-		-		12,304,000
Due from related parties	17,000	-		-		17,000
Prepayments, deposits and other receivables	707,000	-		-		707,000
Deferred taxes		-		-		0
Total current assets	25,769,000	317		-		25,769,317

Prepayment, deposits and other receivables	921,000	-		-		921,000
Plant and equipment, net	39,707,000	-		-		39,707,000
Construction in progress	53,624,000	-				53,624,000
Land use right, net	847,000	-		-		847,000
Development costs	23,240,000	-		-		23,240,000
Deferred taxes	573,000	-		-		573,000
Total long term assets	118,912,000	-		-		118,912,000

TOTAL ASSETS	$144,681,000	$317		$-		$144,681,317

CURRENT LIABILITIES
Accounts payable	$2,859,000	$9,098		$-		$2,868,098
Custom deposits	387,000	-		-		387,000
Short term bank loans	12,453,000	-		-		12,453,000
Warranty provision	53,000	-		-		53,000
Income taxes payable	1,846,000	-		-		1,846,000
Due to related party	0	167,615		-		167,615
Other payables and accrued liabilities	2,858,000	-		-		2,858,000
Total current liabilities	20,456,000	-		-		20,456,000

Deferred tax liabilities	97,000	-		-		97,000
Bank loans	2,344,000	-		-		2,344,000
Total long-term liabilities	2,441,000	-		-		2,441,000

TOTAL LIABILITIES	22,897,000	176,713		-		23,073,713

SHAREHOLDERS’ EQUITY
Common stock	50,000	8,265	(1)	-	(a)
				(4,215)	(b)
				77,521	(c)
				(50,000)	(c)	81,571
Additional paid in capital	56,326,000	6,465	(1)	-	(a)
				2,480	(b)
				(45,600)	(c)
				50,000	(c)
				(191,126)	(c)	56,148,219
Statutory reserves	6,195,000					6,195,000

Retained earnings (deficit)	48,821,000	(191,126)	191,126	48,821,000
Accumulated other comprehensive income	10,392,000	-	-	10,392,000

Total Shareholders’ Equity	121,784,000	(176,396)	-	121,607,604

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$144,681,000	$317	$-	$144,681,317

Note (a) - Reflects 0.590 to 1 shares reverse split to increase the authorized number of shares of the Company’s common stock from 70,000,000 to 200,000,000 shares. As a result, the Company has 4,876,527 common shares issued and outstanding.

Note (b) - In accordance with the Share Exchange Agreement, 2,479,523 shares were cancelled and returned to the Company’s treasury.

Note (c) - The shareholder of Jinhao exchanged all of his shares of Jinhao for 45,600,418 shares of common stock of the Company. The acquisition has been accounted for as the issuance of common stock for the net assets of Jinhao by a recapitalization.

PRO-FORMA INCOME STATEMENT
FOR THE THREE MONTHS ENDED MARCH 31, 2010

	Jinhao Power	Jinhao Motor
	Holdings Ltd.	Company	Pro Forma	Pro Forma
	Historical	Historical	Adjustments	Combined

REVENUES, NET	$50,405,000	$-	$-	$50,405,000

COST OF GOODS SOLD	39,033,000	-	-	39,033,000
GROSS PROFIT	11,372,000	-	-	11,372,000

Selling and marketing	(2,715,000)	-	-	(2,715,000)
Research and development	(611,000)	-	-	(611,000)
General and administrative	(372,000)	(16,070)	-	(372,016)
TOTAL OPERATING EXPENSES	(3,698,000)	(16,070)	-	(3,714,070)

INCOME (LOSS) FROM OPERATIONS	7,674,000	(16,070.00)	-	7,657,930

Finance costs	207,000.00	170	-	207,170

INCOME (LOSS) BEFORE INCOME TAXES	7,467,000	(16,240)	-	7,450,760

INCOME TAXES	1,029,000	-	-	1,029,000

NET INCOME (LOSS)	6,438,000	(16,240)	-	6,421,760

OTHER COMPREHENSIVE INCOME

Foreign currency translation gain	1,000	-	-	1,000

OTHER COMPREHENSIVE INCOME, NET OF TAX	-	-	-	-

COMPREHENSIVE INCOME (LOSS)	$6,439,000	$(16,240)	$-	$6,422,760

Income (loss) per share, Basic and Diluted	129	(0.002)	-	0.13

Weighted average number of common shares outstanding, Basic and diluted	50,000	8,265,300	39,685,136	48,000,436

EXHIBIT INDEX

Exhibit No.	Description
2.1	Share Exchange Agreement, dated August 11, 2010, among the Company, Jinhao Power Holdings Ltd., Chak Shing Tsoi and Mark Hague
3.1	Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 filed on December 26, 2006]
3.2	Amendment to Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 15, 2010]
3.3	Bylaws of the Company, adopted on July 12, 2010 [incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 13, 2010]
4.1	Form of 9% Promissory Note of the Company [incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K filed on December 24, 2009].
10.1	Note Cancellation and General Release, dated August 11, 2010, by and between the Company and Mark Hague.
10.2	Share Purchase Agreement, dated August 11, 2010, between the Company and Mark Hague.
10.3	Form of Securities Purchase Agreement, dated September 8, 2008, by and between the Company and Mark Hague (UK) Limited [incorporated by reference to Exhibit 4.2 to the Company's Annual Report on Form 10-K filed on December 24, 2009]
10.4	Mineral Claim Purchase Agreement, dated October 10, 2006, by and between the Company and AKS Prospecting and Guiding Inc. [incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 (SEC File No. 333-139660) filed on December 26, 2006]
10.5	Shareholder’s Right Proxy and Operation Management Service Agreement, dated July 19, 2010, among Jinhao New Energy (Zhaoqing) Development Co., Ltd., Zhaoqing Haoyan Industrial Co., Ltd., and Guangdong Jinhao Motorcycle Co., Ltd.
10.6	Shares Pledge Agreement, dated July 19, 2010, among Jinhao New Energy (Zhaoqing) Development Co., Ltd., Zhaoqing Haoyan Industrial Co., Ltd., and Guangdong Jinhao Motorcycle Co., Ltd.
10.7	Exclusive Option Agreement, dated July 19, 2010, among Jinhao New Energy (Zhaoqing) Development Co., Ltd., Zhaoqing Haoyan Industrial Co., Ltd., and Guangdong Jinhao Motorcycle Co., Ltd.
10.8	Employment Agreement, dated August 11, 2010, between the Company and Mr. Chak Tsing Choi.
10.9	Employment Agreement, dated August 11, 2010, between the Company and Dr. John Shen.
10.10	Employment Agreement, dated August 11, 2010, between the Company and Mr. Hai Ming Liu.
10.11	English Translation of Research and Development of Electric Vehicle Core Technology Agreement, dated August 6, 2005, between Guangdong Jinhao Motorcycle Company Limited and Dongguan Xinkong Electronic Technology Co., Ltd.
10.12	English Translation of Technology License Contract (Patent No. 200610020086.X), dated July 23, 2010, between Guangdong Jinhao Motorcycle Company Limited and Lin Xiangzhong.
10.13	English Translation of Technology License Contract (Patent No. ZL 200520095349.4), dated July 23, 2010, between Guangdong Jinhao Motorcycle Company Limited and Lin Xiangzhong.
21.1	Subsidiaries of the Company